ASSET PURCHASE AGREEMENT

between

UBS FINANCIAL SERVICES INC.

and

Stifel, Nicolaus & Company, Incorporated

Dated as of March 23, 2009

TABLE OF CONTENTS

Page
1. Purchase and Sale of Assets.	- 1 -
1.1 Generally.	- 1 -
1.2 Limitation Regarding Assets.	- 4 -
1.3 Excluded Assets.	- 4 -
1.4 Certain Excluded Securities.	- 6 -
1.5 Procedures for Assets and Assumed Liabilities not Transferable; Unassumed Contracts.	- 7 -
1.6 Exclusion of Business Locations and Related Assets and Assumed Liabilities.	- 7 -
1.7 Exclusion of Certain Customer Indebtedness; Limitation on Liability.	- 9 -
1.8 Matters Relating to Non-Transferred SOI Employees.	- 11 -
2. Assumption of Liabilities..	- 11 -
2.1 Generally..	- 11 -
2.2 Intentionally Omitted..	- 12 -
2.3 Excluded Liabilities.	- 12 -
3. Acquisition Consideration; Closing; Taxes..	- 14 -
3.1 Acquisition Consideration..	- 14 -
3.2 Net Value Amount Determination; Earn-Out Payments.	- 18 -
3.3 Closing..	- 23 -
3.4 Allocation of Obligations for Taxes.	- 27 -
3.5 Definitions Relating to Taxes.-	- 28
3.6 Allocation of Obligations for Rents and Related Expenses.	- 29 -
3.7 Allocation of Acquisition Consideration..	- 31 -
4. Conditions to Closing..	- 31 -
4.1 Conditions to Each Party's Obligation..	- 31 -
4.2 Buyer's Obligation..	- 32 -
4.3 Seller's Obligation.	- 33 -
5. Representations and Warranties of Seller.	- 34 -
5.1 Organization and Authority.	- 34 -
5.2 Non‑Contravention.	- 35 -
5.3 Asset and Liability Statements; Production Schedule.	- 35 -
5.4 Assets.	- 36 -
5.5 Real Property.	- 36 -
5.6 Litigation.	- 36 -
5.7 Compliance with Laws.	- 37 -
5.8 Employee and Labor Relations.	- 37 -
5.9 No Brokers.	- 37 -
6. Covenants of Seller.	- 38 -
6.1 Access.	- 38 -
6.2 Ordinary Conduct.	- 38 -
6.3 Insurance.	- 40 -
6.4 Customer Consents.	- 40 -
6.5 Restriction on Hiring and Solicitation of Financial Advisors.	- 41 -
6.6 No Solicitation of Transferred Customer Relationships.	- 42 -
6.7 Confidentiality..	- 42 -
6.8 Certain Acknowledgments.	- 42 -
6.9 Certain Seller Deliverables.	- 43 -
6.10 Cooperation Regarding Financial Reporting Obligations.	- 44 -
6.11 Certain Obligations of the Seller under the Statements of Intention.	- 44 -
7. Representations and Warranties of Buyer.	- 44 -
7.1 Organization and Authority.	- 44 -
7.2 Non‑Contravention..	- 44 -
7.3 Litigation..	- 45 -
7.4 Availability of Funds.	- 45 -
7.5 No Brokers.	- 45 -
8. Covenants of Buyer.	- 45 -
8.1 Intentionally Omitted.	- 46 -
8.2 Substitution of Collateral; Certain Restrictions on Buyer.	- 46 -
8.3 HIPAA.	- 47 -
8.4 Restriction on Hiring and Solicitation of Financial Advisors.	- 47 -
8.5 Confidentiality.	- 48 -
8.6 Non-Solicitation of Customer Relationships.	- 48 -
8.7 Non-Use of Seller Brands.	- 48 -
8.8 Restriction on Use of Certain Materials.	- 49 -
8.9 Customer Communication.	- 49 -
8.10 Certain Acknowledgments.	- 49 -
9. Mutual Covenants.	- 50 -
9.1 Cooperation; Further Assurances.	- 50 -
9.2 Publicity.	- 52 -
9.3 Reasonable Efforts.	- 52 -
9.4 Regulatory Applications.	- 52 -
9.5 Notification of Certain Matters.	- 53 -
10. Employees and Employee Benefits.	- 53 -
10.1 Offers of Employment..	- 53 -
10.2 Buyer's Employee Benefit Plans Generally.	- 55 -
10.3 Severance Benefits.	- 56 -
10.4 Disability Benefits and Leaves.	- 56 -
10.5 COBRA Coverage.	- 56 -
10.6 Flexible Spending Accounts.	- 56 -
10.7 Qualified Retirement and 401(k) Plans.	- 57 -
10.8 Conditional Variable Compensation Plan.	- 57 -
10.8 Other Retained Seller's Plans.	- 57 -
10.9 No Third-Party Beneficiaries.	- 57 -
11. Indemnification..	- 57 -
11.1 Indemnification by Seller..	- 57 -
11.2 Indemnification by Buyer..	- 59 -
11.3 Time for Claims.	- 60 -
11.4 Procedures Relating to Indemnification..	- 60 -
11.5 Certain Tax Matters.	- 62 -
12. Tax Matters.	- 62 -
12.1 Cooperation..	- 62 -
12.2 Filing Responsibility.	- 62 -
12.3 FIRPTA Certification.	- 62 -
12.4 Other Tax Matters.	- 62 -
13. Assignment.	- 63 -
14. No Third‑Party Beneficiaries.	- 63 -
15. Termination.	- 63 -
15.1 Generally.	- 63 -
15.2 Termination Prior to Initial Closing.	- 64 -
15.3 Termination Following Closing(s)	- 64 -
16. Expenses.	- 65 -
17. Amendments; Waiver.	- 65 -
18. Notices.	- 65 -
19. Interpretation.	- 66 -
20. Counterparts.	- 67 -
21. Entire Agreement.	- 67 -
22. Bulk Transfer Laws.	- 67 -
23. Severability.	- 67 -
24. Governing Law; Waiver of Jury Trial.	- 68 -
25. Disclosure Schedule.	- 68 -
26. Certain Conflicts.	- 68 -
27. Certain Definitions.	- 68 -

List of EXHIBITS:

EXHIBIT  A                  BUSINESS LOCATIONS

  EXHIBIT  B-1               EXCLUDED LOCATIONS

                       EXHIBIT B-2               PARTIALLY ACQUIRED LOCATIONS

                            EXHIBIT C                  FORM OF STATEMENT OF INTENTION

          EXHIBIT D                  KEY BUSINESS LOCATIONS

                                                                                                   EXHIBIT E                  ACQUIRED LOCATION PAYMENTS AND TRANSFERED EMPLOYEE AMOUNTS

     EXHIBIT F                  KNOWLEDGE OF SELLER

           EXHIBIT G                         KNOWLEDGE OF BUYER

                   EXHIBIT H                  BUYER RETENTION INCENTIVES

LIST OF DISCLOSURE SCHEDULE SECTIONS:

                                                                                                                                    Section 1.5                        Leases with Takeback Options

                                                                                                                                    Section 3.2(b)                    Employee Contracts

                                                                                                                                    Section 5.3(a)                    Asset and Liability Statement

                                                                                                                                    Section 5.3(b)                    Production Schedule

                                                                                                                                    Section 5.6                        Litigation; Decrees

                                                                                                                                    Section 5.8(a)                    Employees

                                                                                                                                    Section 10.3                      Seller's Severance Practices

                                                                                                                                    Section 10.6                      Seller's Flex Plans

                                                                                                                                    Section 10.7                      Seller's Retirement Plans

INDEX OF DEFINED TERMS
TERM	REFERENCE

Acquired Location Payment	Section 3.1(c)
Acquired Locations	Section 27
Acquisition Consideration	Section 3.1(a)
Affiliate	Section 19(c)
Aggregate Base Acquisition Consideration	Section 3.1(c)
Agreement	Preamble
Allocation	Section 3.7
Allocation Accountants ARS	Section 3.7 Section 1.4
Asset and Liability Statement	Section 5.3(a)
Assets	Section 1.1
Assumed Liabilities	Section 2.1
Base Acquisition Consideration	Section 3.1(c)
Branch Assets Branch Contracts	Section 27 Section 1.1(h)
Branch Liabilities Business	Section 27 Recitals
Business Day	Section 19(d)
Business Locations	Recitals
Buyer	Preamble
Buyer Earn-Out Spreadsheet	Section 3.2(b)(v)
Buyer IRA Deficit Amount	Section 3.2(b)(iii)
Buyer's DC Plan	Section 10.6
Buyer's Flex Plans	Section 10.6
Buyer's Plans	Section 10.2
Closing	Section 3.3(c)
Closing Date	Section 3.3(e)
COBRA	Section 10.5
Code	Section 3.5(a)
Compensable Revenues	Section 3.2(b)(iii)
Confidentiality Agreement	Section 6.1
Covered L/C	Section 8.2(b)
Covered L/C Losses	Section 8.2(b)
Conversion	Section 3.3(a)
Conversion Election Notice	Section 3.3(a)
Conversion Schedule	Section 3.3(b)
Conversion Supplement Payment	Section 3.3(b)
Convert	Section 19(n)
Customer	Section 27
Customer Contracts	Section 27
Customer Indebtedness	Section 1.1(i)
Customer L/C	Section 1.7(a)
Customer Property	Section 1.1(k)
Deductible Amount	Section 11.1(b)
Disclosure Schedule	Section 5
DOJ	Section 9.4(b)
Earn-Out Accountant	Section 3.2(b)(v)
Earn-Out Amount	Section 3.2(b)(iii)
Earn-Out Dispute Notice Date	Section 3.2(b)(v)
Earn-Out Period	Section 3.2(b)(iii)
Eligible Customer	Section 27
Eligible Employee	Section 27
Employees	Section 5.8(a)
Employee Contracts	Section 27
Employee Indebtedness	Section 1.1(j)
Employee Release	Section 10.1(c)
Employees	Section 5.8(a)
ERISA	Section 6.9(b)
Estimated Net Value Amount	Section 3.2(a)(i)
Estimated Net Value Statement	Section 3.2(a)(i)
Exchange Act	Section 1.1(k)
Excluded ARS	Section 1.4
Excluded ARS Prospectuses	Section 27
Excluded Assets	Section 1.3
Excluded Branch Assets	Section 1.6(e)
Excluded Customer	Section 1.6(e)
Excluded Employee	Section 1.6(e)
Excluded Liabilities	Section 2.3
Excluded Location	Section 1.6(b)
Excluded Location Notice	Section 1.6(b)
Excluded Location Notice Date	Section 1.6(b)
Excluded Location Response Date	Section 1.6(c)
Excluded Location Response Notice	Section 1.6(c)
Final Allocation Final Closing	Section 3.7 Section 3.3(c)
Final Closing Date	Section 3.3(e)
Final Net Value Amount	Section 3.2(a)(ii)
Financial Advisor	Section 27
FINRA	Section 2.3(g)
First Conversion Schedule	Section 3.3(b)
Fourth Closing	Section 3.3(c)
Fourth Closing Date	Section 3.3(e)
Fourth Conversion Schedule	Section 3.3(b)
FTC	Section 9.4(b)
GAAP	Section 27
Governmental Entity	Section 2.3(g)
HIPAA	Section 8.3
HSR Act	Section 9.4(b)
Indemnitee Indemnitor Initial Closing	Section 11.4 Section 11.4 Section 3.3(c)
Initial Closing Date	Section 3.3(e)
Initial Recruiting Period	Section 1.6(a)
IRA Fee Payment	Section 3.1(c)
IRS	Section 3.5(c)
Knowledge	Section 27
L/C Collateral Last Scheduled Closing Law	Section 1.7(a) Section 15.1(b) Section 19(e)
Leased Real Estate	Section 1.1(a)
Losses	Section 27
Material Adverse Effect	Section 27
Minimum Acquisition Price	Section 3.1(c)
Mitigation Amounts	Section 11.1(c)
Net Value Accountant	Section 3.2(a)(ii)
Net Value Acknowledgment Notice	Section 3.2(a)(ii)
Net Value Amount	Section 3.2(a)(i)
Net Value Dispute Notice	Section 3.2(a)(ii)
Net Value Dispute Notice Date	Section 3.2(a)(ii)
Non-Transferred SOI Employee Non-Transferred SOI Employee Indebtedness Non-Transferred SOI Employee Indebtedness Payment Notice Period	Section 1.8 Section 1.1(j) Section 3.1(c) Section 11.4(b)
Ordinary Course of Business	Section 6.2
Partially Acquired Location	Section 1.6(c)
Permitted Liens	Section 5.4
Person	Section 19(f)
Personal Property Leases	Section 1.1(d)
Post-Closing Net Value Statement	Section 3.2(a)(ii)
Pro Rata Portion	Section 3.5(b)
Production Schedule	Section 5.3(b)
Qualified Claim	Section 11.1(b)
Quarterly Earn-Out Spreadsheet	Section 3.2(b)(iv)
Real Estate Expenses	Section 3.6(b)
Real Estate Leases	Section 1.1(b)
Reg T/Reg U Loans	Section 1.7(a)
Rejected L/C Collateral Rejected Reg T/Reg U Loans	Section 1.7(a) Section 1.7(a)
Rents	Section 3.6(a)
Retention Incentives	Section 10.1(b)
SEC	Section 2.3(g)
Second Closing	Section 3.3(c)
Second Closing Date	Section 3.3(e)
Second Conversion Schedule	Section 3.3(b)
Section 1.7 Excluded Assets	Section 1.7(b)
Selected Branch Assets	Section 27
Seller	Preamble
Seller Net Value Amount	Section 3.2(a)(ii)
Seller's Flex Plans	Section 10.6
Seller's Plans	Section 6.9(b)
Seller's Retirement Plans	Section 10.7
Seller's Severance Practices	Section 10.3
Statement of Intention	Section 1.6(a)
Subsequent Closing	Section 3.3(c)
Subsequent Closing Date	Section 3.3(e)
Tangible Personal Property	Section 1.1(c)
Tax or Taxes	Section 3.5(e)
Tax Records	Section 3.5(c)
Tax Recovery	Section 11.1(c)
Tax Return	Section 3.5(d)
Taxing Authority	Section 3.5(f)
Third Closing	Section 3.3(c)
Third Closing Date	Section 3.3(e)
Third Conversion Schedule	Section 3.3(b)
Third-Party Claim Third-Party Claim Notice	Section 11.4 Section 11.4(a)
Transaction Document	Section 1.2
Transaction Period End Date	Section 6.5(a)
Transfer Taxes	Section 3.4(b)
Transferred Customer	Section 27
Transferred Customer Contracts	Section 1.1(f)
Transferred Customer Indebtedness	Section 1.1(i)
Transferred Customer Property	Section 1.1(k)
Transferred Employee Contracts	Section 1.1(g)
Transferred Employee Indebtedness	Section 1.1(j)
Transferred Employee Amount	Section 3.1(c)
Transferred Employees	Section 10.1(a)
Treasury Regulations	Section 3.5(g)
Transferred SOI Employee Indebtedness Payment United States	Section 3.1(c) Section 19(m)
WARN Act	Section 5.8(c)
Year 1 Back-End Bonus Amount	Section 3.2(b)(iii)
Year 1 Earn-Out Amount	Section 3.2(b)(i)
Year 1 Earn-Out Period	Section 3.2(b)(i)
Year 1 Reduction Amount	Section 3.2(b)(iii)
Year 2 Back-End Bonus Amount	Section 3.2(b)(iii)
Year 2 Earn-Out Amount	Section 3.2(b)(ii)
Year 2 Earn-Out Period	Section 3.2(b)(ii)
Year 2 Reduction Amount	Section 3.2(b)(iii)

ASSET PURCHASE AGREEMENT, dated as of March 23, 2009 (this "Agreement"), is made between UBS FINANCIAL SERVICES INC. ("Seller"), and Stifel, Nicolaus & Company, InCORPORATED ("Buyer").

RECITALS

(A)       The Business.  Seller is engaged in the business of providing securities brokerage, advisory, and other related services to customers and clients at the retail offices listed on Exhibit A (collectively, the "Business Locations"), as well as at other locations.  Seller's present business of providing securities brokerage, advisory, and other related services to customers and clients as and to the extent conducted at the Business Locations is hereinafter referred to as the "Business".

(B)       Acquisition of Assets.  Seller desires to sell, and Buyer desires to purchase, certain assets of Seller used in the Business on the terms and subject to the conditions of this Agreement, in consideration of the payment by Buyer to Seller of the Acquisition Consideration (as defined below) and the assumption by Buyer of certain liabilities and obligations related to the Business as described in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements, contained herein, the parties hereby agree as follows:

1.         Purchase and Sale of Assets.

1.1           Generally.   On the terms and subject to the conditions of this Agreement and subject to Sections 1.2, 1.3, 1.4 , 1.5, 1.6, 1.7, 1.8 and Section 2, Seller agrees to sell, transfer, convey, and deliver to Buyer, and Buyer agrees to purchase, at two or more separate Closings (as defined in Section 3.3(c)), all of Seller's right, title, and interest as of the relevant Closing in the following property and assets, whether tangible or intangible, used in the Business (collectively, the "Assets"):

(a)                the leasehold and subleasehold interests of Seller in the real property comprising the Acquired Locations, together with all interests of Seller in the buildings, structures, installations, fixtures, and other improvements situated thereon and all easements, rights of way, and other rights, interests, and appurtenances of Seller therein or thereunto pertaining (collectively, "Leased Real Estate");

(b)               all real estate lease and sublease agreements to which Seller is a party to the extent relating exclusively to the Leased Real Estate (collectively, "Real Estate Leases");

(c)                subject to Sections 1.3(m) and 1.3(o), all furniture, fixtures, equipment (including computer hardware and data processing equipment), machinery, and other tangible personal property and fixed assets owned by, or, to the extent transferable, leased directly to, Seller that are used exclusively in the Business and are located at the Acquired Locations (collectively, "Tangible Personal Property");

(d)               to the extent transferable, all leases of Tangible Personal Property under which Seller is the direct lessee to the extent they relate exclusively to the Business as conducted at the Acquired Locations (the "Personal Property Leases");

(e)                to the extent transferable, all telephone numbers to the extent used exclusively in the Business as conducted at the Acquired Locations;

(f)                 subject to Section 1.7 and Section 8.2, all Customer Contracts of and specific to Transferred Customers (collectively, "Transferred Customer Contracts");

(g)                all Employee Contracts of and specific to Transferred Employees  (collectively, "Transferred Employee Contracts"), and all Employee Contracts related to Non-Transferred SOI Employee Indebtedness (as defined in Section 1.1(j)) acquired by Buyer pursuant to Section 1.8;

(h)                to the extent transferable, all other contracts, commitments, and other agreements (other than Transferred Customer Contracts, Transferred Employee Contracts, Real Estate Leases, Personal Property Leases, contracts for utilities services at the Leased Real Estate, contracts for the telephone numbers described in Section 1.1(e), Seller's Plans and other benefits plans, programs or policies of Seller or its affiliates, and contracts and agreements entered into pursuant thereto or in connection therewith) to which Seller is a party, to the extent exclusively related to the Business as conducted at the Acquired Locations (collectively, "Branch Contracts");

(i)                  all margin and other debit and loan balances and other related receivables payable to Seller or its affiliates by any Transferred Customer ("Customer Indebtedness"), solely to the extent that such Customer Indebtedness arises under Transferred Customer Contracts and has not been paid or repaid to Seller as of the date of the relevant Closing ("Transferred Customer Indebtedness");

(j)                 all loan balances and related receivables payable to Seller (other than obligations of Employees to repay compensation prepaid by Seller to Employees but unearned by Employees as described in Section 1.1(n)) under any compensation, loan, retention, severance, settlement or other agreement between Seller and any Employee ("Employee Indebtedness"), solely to the extent that such Employee Indebtedness arises under (i) Transferred Employee Contracts and has not been paid or repaid to Seller as of the date of the relevant Closing ("Transferred Employee Indebtedness") or (ii) Employee Contracts of Non-Transferred SOI Employees (as defined in Section 1.8) constituting the "Employee Forgivable Loans" extended by Seller to such Non-Transferred SOI Employee ("Non-Transferred SOI Employee Indebtedness") acquired by Buyer pursuant to Section 1.8, in each case to the extent such Non-Transferred SOI Employee Indebtedness has not been paid or repaid to Seller as of the date of the relevant acquisition thereof by Buyer pursuant to Section 1.8;

(k)               subject to Section 1.7, all customer relationships, customer accounts and customer property of and related to Customers, including all assets and rights (including any funds, securities, commodity positions or other instruments) held for Customers by or on behalf of Seller (including for distribution or payment or as collateral) under the possession‑and‑control provisions of Section 15(c)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 15c3‑3 thereunder or otherwise ("Customer Property"), in each case solely to the extent such Customer Property is owned by Transferred Customers and relates to or is covered by Transferred Customer Contracts ("Transferred Customer Property");

(l)                  all prepaid Taxes and Tax deposits paid by the Seller with respect to any of the Acquired Locations or Partially Acquired Locations to the extent (i) transferable to Buyer, (ii) relating to any period following the relevant Closing and unused as of such Closing, and (iii)  included in the calculation of Net Value Amount for the relevant Closing;

(m)              all prepaid expenses (including prepaid Rents and prepaid Real Estate Expenses, and tenant improvement allowances under the Real Estate Leases to the extent unused as of the relevant Closing), to the extent exclusively related to the Business as conducted at the relevant Acquired Locations, but excluding prepaid Taxes described in Section 1.1(l) and excluding prepaid compensation described in Section 1.1(n);

(n)                all compensation prepaid to Transferred Employees by Seller but unearned as of the relevant Closing (including in respect of managed accounts and wrap product fees) and not reimbursed or repaid by Transferred Employees at or prior to the relevant Closing, in each case to the extent exclusively paid on or in respect of Transferred Customer Contracts;

(o)               all cash payments (including managed account fees and wrap product fees), but excluding fees for the maintenance or operation of individual retirement accounts (including Traditional IRAs and Roth IRAs), actually received by Seller but unearned as of the relevant Closing, in each case to the extent exclusively paid on or in respect of Transferred Customer Contracts being assigned at the relevant Closing and not repaid by or forfeited by Seller as of the relevant Closing, if any;

(p)               all fees for the maintenance or operation of individual retirement accounts (including Traditional IRAs and Roth IRAs) in respect of the calendar year in which the relevant Closing occurs that have been actually received by Seller as of the relevant Closing Date, in each case to the extent exclusively paid on or in respect of Transferred Customer Contracts being assigned at the relevant Closing and not repaid by or forfeited by Seller as of the relevant Closing;

(q)               the net aggregate amount of the balances (positive and negative) credited to all Transferred Employees under Seller's Flex Plans (as defined in Section 10.6) as of the relevant Closing Date.

1.2           Limitation Regarding Assets.  Notwithstanding anything to the contrary in this Agreement or in any other document or instrument executed by Seller (alone or together with Buyer or other persons, as the case may be) pursuant to this Agreement or the transactions contemplated hereby (each of this Agreement and any such other document or instrument, a "Transaction Document"), the Assets are being transferred by Seller to Buyer, and are being acquired by Buyer from Seller, "AS IS", and Seller makes no representations or warranties (express or implied) with respect to the quality, fitness (generally or for a particular purpose), condition, merchantability or non-infringement of the Assets except as otherwise expressly provided in Section 5, and all other representations and warranties (express or implied) regarding the Assets are hereby expressly disclaimed.

1.3           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Seller is not selling, transferring or assigning, and Buyer is not acquiring, any property or assets pursuant to this Agreement other than as expressly described in Section 1.1 (all such excluded property and assets, collectively, the "Excluded Assets").  Without limiting the generality of the foregoing, the following property and assets of Seller constitute Excluded Assets:

(a)        cash, cash equivalents, securities (whether or not marketable) and investments owned by or for the account of Seller or its affiliates, except to the extent expressly provided in Sections 1.1(i), 1.1(j) and 1.1(k);

(b)        except as expressly provided in Section 1.1(l), all rights of Seller or its affiliates to any refunds, rights of set off or rights of recoupment for Taxes levied and imposed upon, or in connection with, the ownership or operation of the Business, the Assets or the Assumed Liabilities on or before the relevant Closing Date;

(c)        Seller's or its affiliates' rights under any policies of insurance or to any benefits, proceeds, or premium refunds payable or paid thereunder or with respect thereto;

(d)        Seller's or its affiliates' corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, licenses, approvals and authorizations to conduct its business and activities (including securities industry licenses, approvals or other authorizations to conduct its business and activities in the securities industry), memberships in any securities, commodities or other self-regulatory organizations, taxpayer and other identification numbers, Tax Returns (as defined in Section 3.5(d)) and other Tax Records (as defined in Section 3.5(c)), seals, minute books, stock ledgers, stock transfer books and similar organizational and/or governance documents, books and records of Seller, and any and all other information, documents, books and records of Seller or its affiliates, including those related to any operations, accounting, information technology or services, legal, compliance, human resources, training and development, payroll, treasury, insurance, Tax, marketing, or other general or administrative services, software or assets, and products or services supplied or offered by Seller or any of its affiliates, in each case whether or not related to the Business;

(e)        the rights of Seller or its affiliates under this Agreement, any other Transaction Document or any other contract, agreement, commitment or instrument between Seller and Buyer (alone or with other persons, as the case may be), including the Confidentiality Agreement, Statements of Intention and Employee Releases;

(f)         all of Seller's and its affiliates' e-mail addresses, URLs, websites and website content;

(g)        all patents, copyrights, trademarks, trade names, trade dress, domain names, service marks, logos, corporate names, and similar intellectual properties, all goodwill and other rights, titles and interests appurtenant or related to the foregoing, and any registration or application for any of the foregoing, in each case owned, used or licensed by Seller or any of its affiliates (whether or not in connection with the Business), and all materials, packaging, supplies or signage incorporating any of the foregoing;

(h)        any and all trade secrets, proprietary information and proprietary trade practices of Seller or any of its affiliates;

(i)         except as expressly provided to the contrary in Section 1.1(q), all assets held with respect to, and all rights of Seller and its affiliates pursuant to, Seller's Plans (as defined below) and the other benefits plans, programs and policies of Seller or its affiliates;

(j)         all intercompany accounts between Seller and any of its affiliates and all rights with respect thereto;

(k)        except as otherwise provided in Section 1.1(n), all rights of Seller and/or its affiliates to indemnification or recoupment from Employees, Customers and other third parties with respect to any period prior to the relevant Closing, or as a result of the transactions contemplated hereby or with respect to any of the Excluded Liabilities (as defined in Section 2.3);

(l)         assets to be excluded as described in Section 1.4, Section 1.6, and Section 1.7, and assets that are not transferable as described in Section 1.5;

(m)       any and all works of art, in each case located in any of the Business Locations that Seller elects, prior to the relevant Closing and in its sole discretion, to remove;

(n)        all software, computer programs and other similar technology owned, used by or licensed to Seller or its affiliates (whether or not in connection with the Business), including software, computer programs or similar technology loaded or located on, or integrated into, any computer, server, data storage or data processing equipment, or other hardware or equipment that constitutes Tangible Personal Property;

(o)        the WAN circuits located at the Acquired Locations;

(p)        Excluded Branch Assets, and assets exclusively or primarily related to Excluded Locations;

(q)        contracts for utilities services at the Leased Real Estate; and

(r)        letters of credit issued by Seller or its affiliates for the benefit of Customers, including all Covered L/Cs (as defined in Section 0).

1.4           Certain Excluded Securities.   Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Transferred Customer Property, Transferred Customer Contracts and the other Assets transferred to Buyer pursuant to this Agreement shall not include auction rate securities ("ARS"), including eligible auction preferred stock, as to which customers of Seller or its affiliates have accepted the ARS rights offer by Seller and its affiliates in accordance with the terms and conditions set forth in the Excluded ARS Prospectuses, or any contracts, agreements or rights related thereto (collectively "Excluded ARS") prior to the relevant Closing Date.  Excluded ARS as to which customers have not exercised their respective redemption or put rights pursuant to the Excluded ARS Prospectuses prior to the relevant Closing Date will be retained in accounts maintained with Seller and shall not be transferred to Buyer, or to customer accounts opened or maintained with Buyer, in connection with the transactions contemplated by this Agreement, except as described in Section 6.4(a)(i).

1.5           Procedures for Assets and Assumed Liabilities not Transferable; Unassumed Contracts.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in the event that the legal interest in or title to any of the Assets or Assumed Liabilities to be sold, assigned, transferred, conveyed or assumed pursuant to this Agreement, or any claim, right, benefit, obligation or liability arising thereunder or resulting therefrom cannot be sold, assigned, transferred, conveyed or assumed in accordance with this Agreement as of the relevant Closing Date because any waiting or notice period has not expired or any consents or approvals required for such sale, assignment, transfer, conveyance or assumption have not been obtained or waived, or if such sale, assignment, transfer, conveyance or assumption would result in a termination or material restriction thereunder or constitute a breach thereof or a violation of any law, then neither this Agreement nor any other Transaction Document shall constitute such sale, assignment, transfer, conveyance or assumption, and the legal interest or title in such Assets or Assumed Liabilities shall not be sold, assigned, transferred, conveyed or assumed, unless and until such waiting or notice period shall have expired or unless and until any such required approval, consent or waiver thereof is obtained or unless and until the impracticalities of, or potential breaches or violations attendant to, such sale, assignment, transfer, conveyance or assumption are resolved.  In such event, Seller shall at its expense, and Buyer shall at its expense, provide reasonable cooperation to each other in obtaining such consents, approvals or waivers as may be necessary to complete such transfers as soon as practicable.  Notwithstanding anything to the contrary in the foregoing, Seller shall not be obligated to make any payment or provide any further consideration to obtain such consents, approvals or waivers; provided, however, that to the extent a lessor or sublessor, under a Real Estate Lease, requires any administrative, processing, expediting or legal fees, or other charges, penalties and assessments, to be paid in connection with obtaining the consents, approvals or waivers for assignment required with respect to any sale, assignment, transfer or conveyance of rights, titles or interests in or to Leased Real Estate and/or Real Estate Leases under this Agreement, such costs and expenses shall be shared as follows:  (i) the first $150,000, in the aggregate, of such costs and expenses shall be split and borne equally by Seller and Buyer (i.e., up to $75,000 each); (ii) the next $75,000 of such costs and expenses, if any, shall be borne by and paid by the Buyer alone; and (iii) any additional or further such costs and expenses shall be split and borne equally by Seller and Buyer provided, however, that, as to clause (iii) above, such additional further costs and expenses solely with respect to the Real Estate Leases set forth on Section 1.5 of the Disclosure Schedule shall be borne and paid by Buyer alone.  Nothing in this Agreement or in any other Transaction Document shall be construed as an attempt or obligation to sell, assign, transfer or convey to Buyer any legal right or interest in or title to any of the Assets or Assumed Liabilities which, as a matter of law or by the terms of any legally binding contract, agreement, engagement or commitment to which Seller or its affiliates is subject, is not so assignable without the consent, waiver or agreement of any other person, unless such consent, waiver or agreement shall have been given or unless otherwise agreed by Buyer and Seller.  No delay in the sale, assignment, transfer or conveyance of any Asset or Assumed Liability shall result in any adjustment to the Acquisition Consideration or any liability of Seller or its affiliates to Buyer.  In the event of any failure, as of the date that is 30 days following the relevant Closing Date (or such other date as Buyer and Seller may otherwise agree), to effect the sale, assignment, transfer or conveyance of any Asset or Assumed Liability, or any cancellation of any Real Estate Lease (and/or related loss of rights, titles or interests in or to Leased Real Estate) pursuant to the terms of any Real Estate Lease, by consequence of or in connection with the transactions contemplated by this Agreement, unless otherwise agreed by Seller and Buyer, such Asset shall be deemed to be an Excluded Asset for purposes of this Agreement, the liabilities and obligations with respect to such Asset shall be deemed to be Excluded Liabilities for purposes of this Agreement, and the Final Net Value Amounts shall be adjusted appropriately, if and only to the extent applicable (i.e., such Excluded Asset or Excluded Liability has been previously included in the calculation of a Net Value Amount), to reflect that Buyer has not acquired such Assets or assumed such Assumed Liabilities, including, without limitation, if and to the extent Buyer has not acquired (A) any prepaid expenses described in Section 1.1(m) with respect to any such cancelled Real Estate Leases, or (B) any Tangible Personal Property with respect to Leased Real Estate related thereto, but in any event, neither Seller nor its affiliates shall have any liability to Buyer with respect thereto.

1.6           Exclusion of Business Locations and Related Assets and Assumed Liabilities.

(a)                During the 30 business-day period following the date of this Agreement (the "Initial Recruiting Period"), Seller and Buyer shall use their reasonable best efforts to cause mutually agreed representatives of both Seller and Buyer to meet in person with all Employees in order to advise them of the transactions contemplated by this Agreement, including the proposed transfer of their employment to Buyer and the general terms of their proposed transition, compensation and benefits.  The location, content and timing of such presentations shall be primarily determined by Buyer; provided, however, that Buyer shall coordinate in good faith with Seller with respect to the scheduling and other content and aspects of such meetings; provided, further, that, notwithstanding the foregoing, (i) Buyer shall give Seller reasonable prior notice of any written or other communications to or with Employees, (ii) Buyer shall not make any disparaging or misleading comments in the course of any presentations or other communications to Employees regarding Seller, its affiliates, their respective management, businesses, or operations, or the transactions contemplated hereby, (iii) representatives of Seller designated by Seller shall have the right to approve in advance any references to Seller and its affiliates and the terms of the transactions contemplated by this Agreement in any such presentations or other communications to or with Employees, (iv) Buyer shall give Seller at least 2 business days prior notice of the locations and times of such presentations and other communications, and the subject and content thereof, and deliver to representatives of Seller designated by Seller copies of all written materials to be delivered or distributed by Buyer to any Employees, at least 2 business days in advance of use, delivery or distribution by Buyer, (v) Seller shall have a right to have representative(s) of Seller designated by Seller and reasonably acceptable to Buyer present and/or participating at all such presentations and other verbal or in-person communications, and (vi) Buyer shall not discuss with Employees any details or private information regarding Customers, Customer Contracts, Customer Indebtedness or Customer Property.  During the Initial Recruiting Period, Buyer and Seller shall use reasonable best efforts to cause each Employee to deliver to Buyer or Seller an executed written statement of intention in the form attached hereto as Exhibit C (each, a "Statement of Intention"), prior to the end of such period.  Copies of all executed Statements of Intention received by Seller or Buyer shall be delivered to the other party promptly following receipt thereof (but in no event less frequently than weekly) and in any event on or before the end of the Initial Recruiting Period.  After the Initial Recruiting Period, Buyer and Seller shall continue to deliver to each other copies of any and all executed Statements of Intention received by them, no less frequently than weekly to the extent reasonably practicable.

(b)               In the event that Employees of Seller who are responsible, in the aggregate, for at least 70% of the total production for a particular Business Location (as determined based upon the Production Schedule) have not, on or before the end of the Initial Recruiting Period, executed and delivered Statements of Intention to Seller and/or Buyer, then Buyer may elect to exclude the relevant Business Location as an Acquired Location, and, subject to Section 1.6(c), such location (an "Excluded Location") shall cease to be an Acquired Location for purposes of this Agreement and the other Transaction Documents.  Buyer shall make such election by written notice to Seller (the "Excluded Location Notice") no more than five (5) business days following the end of the Initial Recruiting Period (the "Excluded Location Notice Date").  All Excluded Locations shall be listed on Exhibit B-1 to this Agreement. Notwithstanding anything to the contrary in Sections 1, 2, or 3, but subject to Section 1.6(c), the Assets and Assumed Liabilities shall not include any assets or liabilities of the Business to the extent primarily or solely related to or located at any Excluded Location, and the Employees employed or located, and Customers whose Customer Contracts are solely or primarily serviced by Employees employed or located, at an Excluded Location shall not be eligible to become Transferred Employees or Transferred Customers (except, in the case of Customers, if and to the extent the relevant Customer is also a Customer with accounts serviced by, located at or credited to a separate Acquired Location or Partially Acquired Location).

(c)                Notwithstanding anything to the contrary in Section 1.6(b), if (i) Buyer requests in the Excluded Location Notice that Seller sell and assign to Buyer the Selected Branch Assets of a particular Excluded Location, and (ii) Seller, in its sole discretion, agrees to sell and assign to Buyer the Selected Branch Assets of such Excluded Location by written notice to Buyer (the "Excluded Location Response Notice") within 10 business days after receipt of an Excluded Location Notice (the "Excluded Location Response Date"), then, subject to Section 1.6(d), the Assets acquired with respect to such Business Location shall include only the Selected Branch Assets of such Excluded Location (a "Partially Acquired Location"), the Assumed Liabilities with respect to such Partially Acquired Location shall include only the Assumed Liabilities (as described in Section 2) with respect to such Selected Branch Assets, and the Employees and Customers related to such Partially Acquired Location shall be eligible to become Transferred Employees or Transferred Customers as otherwise provided in this Agreement.  All Partially Acquired Locations shall be listed on Exhibit B-2 to this Agreement.

(d)               Notwithstanding anything to contrary in this Section 1.6, if Employees of Seller who are responsible, in the aggregate, for at least 70% of the total production for a particular Partially Acquired Location (as determined based upon the Production Schedule) execute and deliver Statements of Intention at or prior to the Closing at which the Selected Branch Assets of the Partially Acquired Location are to be acquired, then the relevant Partially Acquired Location shall automatically become an Acquired Location, and, subject to Section 1.6(e), the Assets and Assumed Liabilities shall include all Assets and Assumed Liabilities of the Business primarily or solely related to such Business Location (as described in this Section 1 and Section 2), consistent with such Business Location's revised status as an Acquired Location.  Exhibits B-1 and B-2 to this Agreement shall be updated as necessary from time to time to reflect any such changes in status of the Business Locations in accordance with this Section 1.6.  In the event any Partially Acquired Location becomes an Acquired Location hereunder, and such change in status causes the Base Acquisition Consideration and/or other Acquisition Consideration due to Seller to increase, Buyer shall pay to Seller the incremental amount of the appropriate additional Base Acquisition Consideration and other Acquisition Consideration due as a result thereof (if any) at the time and in the manner contemplated in Section 3.

(e)                In the Excluded Location Response Notice, Seller may identify (i) Employees employed from or located at a Partially Acquired Location (A) who have not executed and delivered Statements of Intention as of the Excluded Location Notice Date and who have affirmatively confirmed to Seller that they do not intend to become a Transferred Employee, and (B) whom Seller wishes to render ineligible to become a Transferred Employee (an "Excluded Employee"), and (ii) Customers whose customer accounts are primarily serviced by or credited to an Excluded Employee who or which Seller wishes to render ineligible to become a Transferred Customer (an "Excluded Customer").  Notwithstanding anything to the contrary in Sections 1, 2, or 3, the Assets and Assumed Liabilities (including Selected Branch Assets) shall not include any assets or liabilities related to Excluded Employees, Excluded Customers, their respective Employee Contracts, Employee Indebtedness, Customer Contracts, Customer Indebtedness, Customer Property, or related receivables, prepaid compensation and expenses, balances under Seller's Flex Plans, and other assets and liabilities related exclusively or primarily to the foregoing Selected Branch Assets (collectively, "Excluded Branch Assets").

(f)                 Seller shall, prior to the relevant Closing, revise the Disclosure Schedule and the other Schedules and Exhibits to this Agreement as necessary in Seller's good faith determination to reflect the exclusion of the relevant Excluded Locations, and the inclusion or removal (in accordance with this Section 1.6) of Partially Acquired Locations, and the assets and liabilities of the Business related to or located at Excluded Locations and Partially Acquired Locations which are to be excluded pursuant to this Section 1.6.

(g)        Buyer acknowledges and agrees that Buyer shall notify Employees employed or located at an Excluded Location or who are Excluded Employees that the Statements of Intention for such Employees (whether or not any such Employee has previously executed and delivered his or her Statement of Intention) have been terminated and that any such Employees who have executed a Statement of Intention are released from all obligations thereunder.  Buyer agrees that Buyer shall not enforce any rights under such terminated Statements of Intention.

1.7                 Exclusion of Certain Customer Indebtedness; Limitation on Liability.

(a)             Seller shall promptly provide Buyer with such information (not to include personal identities or other non-public or restricted information) as Buyer may reasonably request regarding (i) Customer Indebtedness collateralized by Customer Property held by Seller or its affiliates that is subject to Federal Reserve Board Regulation T or Regulation U ("Reg T/Reg U Loans"), and (ii) letters of credit issued by Seller or any of its affiliates on behalf of or for the benefit of any Customer ("Customer L/Cs"), and all Customer Contracts and Customer Property supporting, securing or collateralizing such Customer L/Cs ("L/C Collateral"), and Buyer shall have the option, exercisable by written notice to Seller at any time not less than 5 business days prior to the date upon which the first notices and consent requests are scheduled to be sent to affected Customers in accordance with Section 6.4, to elect not to acquire (A) any such Reg T/Reg U Loans as part of Transferred Customer Indebtedness (any such Reg T/Reg U Loan elected by Buyer not to be acquired by Buyer, "Rejected Reg T/Reg U Loans") and/or (B) any such L/C Collateral (any such L/C Collateral so rejected, "Rejected L/C Collateral").

(b)            Seller shall deliver to Buyer, at or by 9:00 a.m. Eastern Time one day prior to the relevant Closing, a list of any previously unrejected Reg T/Reg U Loans that do not satisfy Seller's minimum collateral standards for such Reg T/Reg U Loans, measured as of 4:00 a.m. Eastern Time one day prior to the relevant Closing, and Buyer may also elect to reject any such Reg T/Reg U Loans, which such additional rejected Reg T/Reg U Loans shall also be "Rejected Reg T/Reg U Loans" for purposes hereof.  Buyer shall be required to give Seller notice of such additional Rejected Reg T/Reg U Loans prior to 4:00 p.m. on the same day (one day prior to the relevant Closing).  Rejected Reg T/Reg U Loans (whether as described in Section 1.7(a) or this Section 1.7(b)) shall not be Transferred Customer Indebtedness and shall become Excluded Assets, Customer Contracts relating to Rejected Reg T/Reg U Loans shall not be Transferred Customer Contracts and shall become Excluded Assets; the Customer Property collateralizing Rejected Reg T/Reg U Loans shall not be Transferred Customer Property and shall become Excluded Assets, and Rejected L/C Collateral shall not become Transferred Customer Contracts or Transferred Customer Property, as the case may be, and shall become Excluded Assets (collectively, "Section 1.7 Excluded Assets"); such Excluded Assets shall not be transferred as part of the relevant Closing.

(c)                Notwithstanding anything to the contrary in Sections 1, 2 or 3, following Seller's receipt of notice from Buyer given pursuant to Section 1.7(a) or Section 1.7(b), Seller may elect, by notice to Buyer, to exclude all of the Customer Contracts, Customer Indebtedness, Customer Property and other Assets (in addition to the relevant Section 1.7 Excluded Assets) related to a Customer as to which Buyer has made an election not to acquire Section 1.7 Excluded Assets, and in the event of such election all Customer Contracts, Customer Indebtedness, Customer Property and other Assets solely or primarily related to such Customer shall become Excluded Assets, and such Customer shall not be eligible to become a Transferred Customer for purposes of this Agreement.  Buyer and Seller shall cause all of such Excluded Assets (in addition to the relevant Section 1.7 Excluded Assets), not to be transferred to Buyer by Seller in connection with the relevant Closing.

(d)               Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its affiliates be liable to Buyer or any Transferred Customer with respect to, nor shall Seller or any of its affiliates be obligated to cancel or reimburse, any breakage costs or similar fees incurred or paid by a Transferred Customer as a result of or in connection with the assignment or sale of such Transferred Customer's Customer Indebtedness in connection with the transactions contemplated by this Agreement.

1.8           Matters Relating to Non-Transferred SOI Employees.   If Seller becomes aware that any Employee (other than an Excluded Employee) who has executed and delivered a Statement of Intention has commenced or accepted employment with any third party entity within the financial services industry, or has become, or has agreed to become, affiliated with any such entity on or before the relevant Closing Date for Buyer's acquisition of Branch Assets and Branch Liabilities related to the Business Location at which such Employee was primarily employed or located (each, a "Non-Transferred SOI Employee"), then Seller shall promptly notify Buyer in writing upon becoming aware of such fact, but, whether or not so notified by Seller, Buyer shall acquire, at the relevant Closing, the Employee Contracts related to the Non-Transferred SOI Employee Indebtedness of such Non-Transferred SOI Employee who had been employed or located at the Acquired Locations or Partially Acquired Locations being acquired at such Closing, and Seller shall not seek to enforce or collect payment on any such Employee Contract(s) evidencing such Non-Transferred SOI Employee Indebtedness without the written consent of Buyer.  The Employee Contracts with respect to such Non-Transferred SOI Employee Indebtedness shall be included in the Assets and Assumed Liabilities sold by Seller and acquired by Buyer at the relevant Closing for the Branch Assets and Branch Liabilities of the Business Location at which such Non-Transferred SOI Employee was primarily employed or located.  For each Non-Transferred SOI Employee at a Partially Acquired Location as to which Buyer acquires such Non-Transferred SOI Employee Indebtedness, Buyer shall also pay the relevant Transferred Employee Amount (as provided in Section 3.1) at the relevant Closing for such Non-Transferred SOI Employee, notwithstanding that such Non-Transferred SOI Employee is not a Transferred Employee.

2.         Assumption of Liabilities.

2.1           Generally.   On the terms and subject to the conditions of this Agreement, as of the relevant Closing, Buyer shall assume, and Buyer hereby agrees to pay, perform and discharge, and observe fully and timely, the Assumed Liabilities (as defined below).  To the extent that Seller pays an Assumed Liability following the relevant Closing Date, Buyer shall reimburse Seller for any reasonable amount so paid promptly following receipt of a written request for payment from Seller, accompanied by reasonable documentation of such Assumed Liability and the payment thereof; provided, however, that, to the extent reasonably practicable under the circumstances, Seller will give Buyer at least 5 business days' prior written notice of any intended payment of an Assumed Liability by Seller.

"Assumed Liabilities" shall mean only the following liabilities and obligations:

(a)                subject to Section 0, solely to the extent arising from or related to any period on or following the relevant Closing Date, all liabilities and obligations of Seller or its affiliates under or in respect of the relevant Leased Real Estate, Real Estate Leases, Personal Property Leases, Branch Contracts, Transferred Employee Contracts, the Transferred Customer Contracts and other Assets in each case to the extent such Assets are actually transferred to Buyer;

(b)               subject to Section 2.3(e), all obligations of Seller or its affiliates arising on or after the relevant Closing Date to make performance, milestone or back-end payments, or grant releases of indebtedness, to any Transferred Employees pursuant to Employee Contracts that are "Employee Forgivable Loans" or under the Employee Contracts set forth in Section 3.2(b) of the Disclosure Schedule;

(c)                to the extent acquired by Buyer pursuant to Section 0, all liabilities and obligations of Seller and its affiliates under or in connection with Employee Contracts related to Non-Transferred SOI Employee Indebtedness;

(d)               except as otherwise expressly provided in Section 2.3 (including Section 2.3(e), and Section 2.3(i)), Section 3.4 and Section 3.6, all unpaid accounts payable of Seller, and all accrued expenses of Seller, to the extent related to the Business as conducted at the Acquired Locations, the Assets, or the operation or ownership thereof, that are  (i) incurred on or following the relevant Closing Date, or (ii) incurred or payable prior to the relevant Closing Date if and solely to the extent included by Seller as a liability in calculating the Net Value Amount for the relevant Closing for purposes of Section 3.2(a);

(e)                all liabilities and obligations assumed by Buyer pursuant to Section 10;

(f)                 all other liabilities and obligations that arise out of or relate to the operation or ownership of the Assets (excluding the Excluded Assets) from and after the relevant Closing Date on which such Assets are acquired;

(g)                any obligation or liability of Seller or its affiliates to pay or perform pursuant to any guaranty, lien, security interest, or similar commitment on, in respect of, or in connection with the Acquired Locations or the other Assets;

(h)                all obligations with respect to Transferred Customer Property on or following the relevant Closing Date on which such Assets are acquired; and

(i)                  all obligations and liabilities, if with respect to unearned cash payments in respect of Transferred Customer Contracts referred to in Section 1.1(o).

2.2           Intentionally Omitted.

2.3           Excluded Liabilities.  Notwithstanding anything to the contrary provided in this Agreement or any other Transaction Document, Buyer does not assume and will not become responsible for any liability of Seller except the Assumed Liabilities (all liabilities of Seller that are not Assumed Liabilities, collectively, the "Excluded Liabilities").  To the extent that Buyer pays an Excluded Liability following the relevant Closing Date, Seller shall reimburse Buyer for any reasonable amount so paid promptly following receipt of a written request for payment from Buyer, accompanied by reasonable documentation of such Excluded Liability and the payment thereof; provided, however, that, to the extent reasonably practicable under the circumstances, Buyer will give Seller at least 5 business days' prior written notice of any intended payment of an Excluded Liability by Buyer.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, the following liabilities constitute Excluded Liabilities and shall not be assumed by Buyer:

(a)                any liability or obligation of Seller for borrowed money;

(b)               any liability or obligation of Seller for costs and expenses in connection with the negotiation and execution of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, except as otherwise expressly provided in this Agreement or any other Transaction Document;

(c)                any liability or obligation of Seller under this Agreement, any other Transaction Document or under any other agreement or instrument entered into between Seller and Buyer (among others, as the case may be) in connection with the transactions contemplated hereby;

(d)               any liability or obligation relating to Seller's Plans or other benefits plans, programs and policies of Seller or its affiliates (including without limitation any liabilities or obligations for any contribution to any pension benefit plan of Seller or its affiliates (within the meaning of ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA or any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)) listed in Section 10.7 of the Disclosure Schedule, except as otherwise expressly provided in Section 2.1(b) and Section 10;

(e)                any payment obligations relating to compensation, cash commissions, transition payments, cash awards, incentive payments and bonuses that are payable to Transferred Employees before the relevant Closing Date at which they become Transferred Employees, except if and solely to the extent included by Seller as a liability in calculating the Net Value Amount for the relevant Closing for purposes of Section 3.2(a) as expressly provided in Section 2.1(d)(ii) or Section 10;

(f)                 all intercompany accounts between Seller and any of its affiliates;

(g)                any liability or obligation in connection with any regulatory proceeding, investigation, charge, or sanction arising out of the conduct of the Business or the ownership or operation of the Assets prior to the relevant Closing Date with respect to such Assets by or before any government, state, territory or other political subdivision, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the United States Securities and Exchange Commission (the "SEC") or any other government authority, agency, department, board, commission or instrumentality of the United States, any state or territory of the United States or any political subdivision thereof, and any governmental or non-governmental self-regulatory organization, agency or authority, including the Financial Industry Regulatory Authority ("FINRA") (each, a "Governmental Entity");

(h)                any other liability or obligation arising from the conduct of the Business or the ownership or operation of the Assets prior to the relevant Closing Date with respect to such Assets in connection with any litigation, arbitration, customer or client complaint, workers' compensation, or other claim brought by any Governmental Entity or other person, or any proceeding or claim pending or threatened against Seller as of the relevant Closing Date, including under Joseph Glass, et al., Plaintiffs v. UBS Financial Services Inc., et al., Defendants) No. C-06-4068 in the Northern District of California (settlement on appeal before the 9th Circuit, Appellate docket No. 07-15278, 07-15309);

(i)                  to the extent incurred and payable with respect to any period prior to the relevant Closing, any liability of the Seller that has been or would be accounted for by the Seller in connection with the Business as "checks and drafts payable," "payables to broker-dealers," "stock loans," or "trading securities sold short";

(j)                 all other liabilities and obligations that arise out of the operation or ownership of the Assets prior to the relevant Closing Date on which such Assets are acquired, except as otherwise expressly provided in this Agreement;

(k)               liabilities and obligations to the extent arising out of the ownership or operation of any Excluded Asset (including any Section 1.7 Excluded Assets and any such other Customer Contracts, Customer Indebtedness, Customer Property and other Assets related to a Customer that Seller has elected to retain under Section 1.7) or relating to any business, activities or operations of Seller other than the Business and not otherwise included in Assumed Liabilities, including without limitation, Excluded ARS; and

(l)                  any liability for Taxes payable by Seller arising out of the ownership or operation of the Business, the Assets or the Assumed Liabilities for any taxable period or portion thereof on or prior to the relevant Closing Date, or any liability for Taxes payable by Seller resulting from the transactions contemplated in this Agreement, each as provided in Section 3.4.

3.         Acquisition Consideration; Closing; Taxes.

3.1           Acquisition Consideration.

(a)                As consideration for the Assets, Buyer shall assume the Assumed Liabilities and, additionally, shall pay to Seller, in the manner described herein, an aggregate amount (the "Acquisition Consideration"), equal to:

(i)                  the Aggregate Base Acquisition Consideration (as defined below); provided, however, that in no event shall the Aggregate Base Acquisition Consideration be less than the Minimum Acquisition Price (as defined below); plus

(ii)                the aggregate amount of all Acquired Location Payments (as defined below) payable at each of the Closings; plus

(iii)               the aggregate amount of all Transferred Employee Amounts (as defined below) payable at each of the Closings; plus

(iv)              the aggregate amount of all Final Net Value Amounts (as defined below) payable in respect of each of the Closings; plus

(v)                the aggregate amount of all IRA Fee Payments (as defined below) payable at each of the Closings;

(vi)              the aggregate amount of all Non-Transferred SOI Employee Indebtedness Payments (as defined below) payable at each of the Closings, as contemplated in Section 1.8; plus

(vii)             the Conversion Supplement Payment (as defined in Section 3.3(b)); plus

(viii)           the Year 1 Earn-Out Amount (as defined below); plus

(ix)              the Year 2 Earn-Out Amount (as defined below).

(b)               The Acquisition Consideration shall be paid by Buyer as follows:

(i)                  at the Initial Closing, Buyer shall pay Seller an amount in cash, by wire transfer of immediately available funds to an account designated by Seller in writing not less than 2 business days prior to the Initial Closing Date, equal to:

(A)       the Base Acquisition Consideration (as calculated as of such Initial Closing Date); provided, however, that in no event shall the Base Acquisition Consideration on the Initial Closing Date be less than the Minimum Acquisition Price; plus

(B)       the Conversion Supplement Payment (as defined in Section 3.3(b)); plus

(C)       the relevant Acquired Location Payment for each Acquired Location in respect of which Assets are being acquired at the Initial Closing; plus

(D)       the relevant Transferred Employee Amount with respect to each Transferred Employee and Non-Transferred SOI Employee for whom such payment is applicable and who becomes a Transferred Employee or Non-Transferred SOI Employee on the Initial Closing Date; plus

(E)       the Estimated Net Value Amount (as defined below) with respect to the Assets being acquired and the Assumed Liabilities being assumed on the Initial Closing Date; plus

(F)       the relevant IRA Fee Payment with respect to the Assets being acquired and the Assumed Liabilities being assumed on the Initial Closing Date; plus

(G)       the relevant Non-Transferred SOI Employee Indebtedness Payment with respect to the Assets being acquired and the Assumed Liabilities being assumed on the Initial Closing Date, as contemplated in Section 1.8 (unless otherwise included in the relevant Estimated Net Value Statement for such Closing);

(ii)                at each Subsequent Closing, Buyer shall pay Seller an amount in cash, by wire transfer of immediately available funds to the account designated by Seller for the Initial Closing Date (or such other account as may be designated by Seller in writing not less than 2 business days prior to the relevant Subsequent Closing Date), equal to:

(A)       the Base Acquisition Consideration (as re-calculated upwards as of such Subsequent Closing Date taking into account all Eligible Employees who have become Transferred Employees or Non-Transferred SOI Employees as of all prior Closing Dates), less the aggregate amount of all Base Acquisition Consideration paid at previous Closings; provided, however, that the Base Acquisition Consideration, payable at any Subsequent Closing Date, shall never be a negative number; plus

(B)       the relevant Acquired Location Payment for each Acquired Location in respect of which Assets are being acquired at such Subsequent Closing; plus

(C)       the relevant Transferred Employee Amount with respect to each Non-Transferred SOI Employee and Transferred Employee for whom such payment is applicable and who becomes a Non-Transferred SOI Employee or Transferred Employee on such Subsequent Closing Date; plus

(D)       the relevant Estimated Net Value Amount (as defined below) with respect to the Assets being acquired and the Assumed Liabilities being assumed on such Subsequent Closing Date; plus

(E)       the relevant IRA Fee Payment with respect to the Assets being acquired and the Assumed Liabilities being assumed on such Subsequent Closing Date; plus

(F)       the relevant Non-Transferred SOI Employee Indebtedness Payment with respect to the Assets being acquired and the Assumed Liabilities being assumed on such Subsequent Closing Date, as contemplated in Section 1.8 (unless otherwise included in the relevant Estimated Net Value Statement for such Closing);

(iii)               the Year 1 Earn-Out Amount shall be paid as provided in Section 3.2(b); and

(iv)              the Year 2 Earn-Out Amount shall be paid as provided in Section 3.2(b).

(c)                For the purposes hereof:

"Acquired Location Payment" means, with respect to a Business Location that is an Acquired Location, the amount set forth opposite such Business Location on Exhibit E, attached hereto.

"Aggregate Base Acquisition Consideration" means the aggregate amount of Base Acquisition Consideration payable in respect of all Closings, calculated taking into account all Employees who have become Transferred Employees or Non-Transferred SOI Employees as of all Closing Dates.

"Base Acquisition Consideration" means:  (i) $20,000,000, if Employees of Seller who are responsible, in the aggregate, for more than 70% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have become Transferred Employees or Non-Transferred SOI Employees as of the relevant Closing Date and all prior Closing Dates (if any) combined; (ii) $15,000,000, if Employees of Seller who are responsible, in the aggregate, for more than 50% and not more than 70% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have become Transferred Employees or Non-Transferred SOI Employees as of the relevant Closing Date and all prior Closing Dates (if any) combined; (iii) $10,000,000, if Employees of Seller who are responsible, in the aggregate, for more than 25% and not more than 50% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have become Transferred Employees or Non-Transferred SOI Employees as of the relevant Closing Date and all prior Closing Dates (if any) combined; (iv) $5,000,000, if Employees of Seller who are responsible, in the aggregate, for 25% or less of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have become Transferred Employees or Non-Transferred SOI Employees as of the relevant Closing Date and all prior Closing Dates (if any) combined; provided, however, that in no event shall the Base Acquisition Consideration on the Initial Closing Date be less than the Minimum Acquisition Price.

"IRA Fee Payment" means, with respect to the relevant Closing, an amount equal to (A) $40, multiplied by the aggregate number of individual retirement accounts (including Traditional IRAs and Roth IRAs) assigned by Seller to Buyer at the relevant Closing (but not including for this purpose such accounts that contain assets with a value of less than $40 at the time of such assignment), multiplied by (B) a fraction, (I) the numerator of which is equal to the number of days in the calendar year in which the relevant Closing Date occurs which have elapsed prior to the relevant Closing Date, and (II) the denominator of which is equal to 365.

"Minimum Acquisition Price" means:  (i) $20,000,000, if Employees of Seller who are responsible, in the aggregate, for more than 70% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date; (ii) $15,000,000, if Employees of Seller who are responsible, in the aggregate, for more than 50% and not more than 70% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date; (iii) $10,000,000, if Employees of Seller who are responsible, in the aggregate, for more than 25% and not more than 50% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date; and (iv) $5,000,000, if Employees of Seller who are responsible, in the aggregate, for 25% or less of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date; provided, however, that the production for any Employees who have otherwise signed Statements of Intention but who are located at Business Locations listed on Exhibit D hereto which are Excluded Locations pursuant to Section 1.6 shall be disregarded for purposes of computing the aggregate production percentages in each of (i)-(iv) above.  By way of example and for illustration purposes only, if Employees representing 72% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date, but 4% of such production is represented by Employees who are located at Excluded Locations, the Minimum Acquisition Price shall be $15,000,000.

"Non-Transferred SOI Employee Indebtedness Payment" means, with respect to the relevant Closing, an amount equal to 50% of the aggregate unamortized (using a monthly amortization in accordance with relevant GAAP) principal balances payable to Seller under Employee Contracts with respect to Non-Transferred SOI Employee Indebtedness that Buyer is acquiring pursuant to Section 1.8.

"Transferred Employee Amount" means, (a) with respect to an Employee (i) who is employed by Seller at a Partially Acquired Location, and (ii) who becomes a Transferred Employee, and (b) with respect to a Non-Transferred SOI Employee (i) who had been employed by Seller at a Partially Acquired Location, and (ii) whose Non-Transferred SOI Employee Indebtedness Buyer is acquiring pursuant to Section 1.8, the amount set forth on Exhibit E, attached hereto, with respect to such Employee or Non-Transferred SOI Employee, as the case may be.

3.2              Net Value Amount Determination; Earn-Out Payments.

(a)                Net Value Amount.

(i)                           Seller shall cause to be delivered to Buyer at least 2 business days prior to each Closing Date, a statement (the "Estimated Net Value Statement") setting forth Seller's good faith estimation of the relevant Net Value Amount as of such Closing Date (the "Estimated Net Value Amount").  The calculation of the relevant Estimated Net Value Amount as set forth in such Estimated Net Value Statement shall be determinative for purposes of the payment of the relevant Estimated Net Value Amount on the relevant Closing Date.

For the purposes hereof, "Net Value Amount" means the net value of the Assets and Assumed Liabilities being assigned and assumed as of the relevant Closing, as determined in accordance with relevant GAAP and otherwise in accordance with the principles and methods used by Seller in preparing the Asset and Liability Statement, except as otherwise noted in any notes to the relevant Estimated Net Value Statement or as Buyer and Seller may otherwise agree in writing; provided, however, that for purposes of determining Net Value Amount for the relevant Closing, the value assigned to Transferred Employee Indebtedness identified as "EFL's, unamortized amount" in statements of the Net Value Amount for the relevant Closing shall be 50% of the aggregate unamortized (using a monthly amortization in accordance with relevant GAAP) principal balances payable to Seller in respect of such Transferred Employee Indebtedness of Employees who become Transferred Employees, such discount reflecting Buyer's assignment of lesser value, for the purposes of determining Acquisition Consideration, to the compensation and retention elements of such items of Transferred Employee Indebtedness assigned by Seller to Buyer pursuant to this Agreement; provided, further, that to the extent that any Assets or Assumed Liabilities being assigned or assumed on the relevant Closing Date, are settled by means of the Conversion related to the relevant Closing upon such separate terms as Buyer and Seller shall have agreed, such Assets and Assumed Liabilities shall be excluded from the calculation of the Net Value Amount for the relevant Closing Date.

(ii)                         Not later than 15 business days following the end of the calendar month in which the relevant Closing Date occurs, Seller shall deliver to Buyer a statement (each, a "Post-Closing Net Value Statement") setting forth Seller's updated determination of the relevant Net Value Amount as of the relevant Closing Date (each, a "Seller Net Value Amount").  The calculation of the relevant Seller Net Value Amount as set forth in such Post-Closing Net Value Statement shall be determinative as to the relevant Final Net Value Amount for all purposes of this Agreement, subject to the rights of Buyer as set forth below in this Section 3.2(a)(ii).  Within 10 business days following delivery of each Post-Closing Net Value Statement, Buyer shall either (A) acknowledge, by written notice delivered to Seller (each, a "Net Value Acknowledgment Notice"), its agreement that the relevant Seller Net Value Amount is the correct Net Value Amount as of the relevant Closing Date, or (B) deliver a written dispute notice to Seller (each, a "Net Value Dispute Notice"), specifying in reasonable detail the basis of Buyer's dispute of the relevant Seller Net Value Amount as the correct Net Value Amount as of the relevant Closing Date.  During the 10 business day period immediately following the date of delivery of a Net Value Dispute Notice to Seller (each, a "Net Value Dispute Notice Date"), Seller and Buyer shall attempt in good faith to resolve any such dispute and finally determine the correct Net Value Amount as of the relevant Closing Date.  If Buyer acknowledges the calculation of the relevant Seller Net Value Amount as the correct Net Value Amount as of the relevant Closing Date by delivery of a Net Value Acknowledgment Notice, or if Seller and Buyer reach agreement as to the relevant Net Value Amount as of the relevant Closing Date following delivery of the Net Value Dispute Notice, such agreed amount shall be the relevant "Final Net Value Amount" for purposes of this Agreement; provided, however, that if Buyer fails to timely deliver to Seller a Net Value Dispute Notice or a Net Value Acknowledgment Notice, then Buyer shall be deemed to agree to the relevant Seller Net Value Amount as the relevant "Final Net Value Amount" for purposes of this Agreement.  If, however, on or prior to the end of the 10 business day period immediately following the relevant Net Value Dispute Notice Date, Seller and Buyer have failed to reach agreement with respect to the Net Value Amount as of the relevant Closing Date, either Seller or Buyer may, by written notice delivered to the other party, require the matter to be submitted to a nationally recognized accounting firm that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial; provided, however, that if Seller and Buyer are unable to select a mutually acceptable accounting firm within 10 business days after delivery of the written demand to submit the dispute to an accounting firm for resolution, either party may request (in writing, with a copy of such request simultaneously delivered to the other party hereto) the American Arbitration Association to appoint, within 10 business days from the date of such request, a nationally recognized accounting firm with significant relevant experience and that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial.  The accounting firms selected by any of the means provided above shall each be referred to herein as the "Net Value Accountant."  The relevant Net Value Accountant shall act as arbitrator and resolve the disputed portions of the calculation of the relevant Net Value Amount set forth in the relevant Post-Closing Net Value Statement.  In making such determination, the relevant Net Value Accountant may only consider those items and amounts as to which Seller and Buyer have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided, however, that the determination of the relevant Net Value Amount as of the relevant Closing Date by the relevant Net Value Accountant will neither be more favorable to Seller than the relevant Seller Net Value Amount, nor more favorable to Buyer than reflected in Buyer's relevant Net Value Dispute Notice.  The Net Value Accountant shall deliver to Buyer and Seller, as promptly as practicable after its appointment (but in no event more than 30 business days following its appointment), a written report setting forth the resolution of each disputed matter and its determination of the relevant Net Value Amount as of the relevant Closing Date as determined in accordance with the terms of this Agreement.  Absent manifest error, such report shall be final and binding upon the Seller and Buyer as to the relevant Net Value Amount as of the relevant Closing Date, which such relevant Net Value Amount set forth in the Net Value Accountant's report shall be the "Final Net Value Amount" for purposes of this Agreement with respect to the relevant Closing Date, and may be enforced in any court having jurisdiction.  Each of Seller and Buyer shall bear all of their respective fees and costs incurred in connection with this arbitration, except that all fees and expenses relating to the foregoing services by the Net Value Accountant and the American Arbitration Association shall be borne by Seller and Buyer equally.

(iii)               From and after the relevant Closing until the date upon which the relevant Final Net Value Amount is determined in accordance with Section 3.2(a)(ii), Buyer and Seller shall give the other party and their respective representatives and advisers reasonable access (at regular business times and upon advance written notice) to their respective relevant books and records and employees in accordance with Section 9.1(c), as may be reasonably required to enable the parties and their respective representatives and advisers to review and investigate the relevant Net Value Amount as of the relevant Closing Date.

(iv)                       If the relevant Estimated Net Value Amount paid by Buyer to Seller exceeds the relevant Final Net Value Amount, Seller shall, promptly following the final and binding determination of the relevant Final Net Value Amount in accordance with this Section 3.2(a), pay Buyer an amount equal to the excess of the relevant Estimated Net Value Amount over the relevant Final Net Value Amount.  If the relevant Final Net Value Amount exceeds the relevant Estimated Net Value Amount paid by Buyer to Seller, Buyer shall, promptly following the final and binding determination of the relevant Final Net Value Amount in accordance with this Section 3.2(a), pay Seller an amount equal to the excess of the relevant Final Net Value Amount over the relevant Estimated Net Value Amount paid by Buyer to Seller.  Seller or Buyer (as the case may be) shall make any such payment of excess amounts pursuant to this Section 3.2(a)0 to the party entitled to such payment by wire transfer of immediately available funds to an account designated in writing by the party entitled to such payment.

(b)               Earn-Out Payments.

(i)                           As additional Acquisition Consideration, Buyer shall pay Seller in accordance with this Section 3.2(b) an amount (the "Year 1 Earn-Out Amount"), which shall not be less than zero, equal to (A) 15% of all Compensable Revenues (as defined below) for the one-year period commencing on the first date of the first full calendar month immediately following the Final Closing Date (the "Year 1 Earn-Out Period"), less (B) an amount equal to the Year 1 Reduction Amount (as defined below), less (C) an amount equal to the Buyer IRA Deficit Amount (as defined below), less (D) an amount equal to the Year 1 Back-End Bonus Amount (as defined below).

(ii)                         As additional Acquisition Consideration, Buyer shall pay Seller in accordance with this Section 3.2(b) an amount (the "Year 2 Earn-Out Amount") , which shall not be less than zero, equal to (A) 15% of all Compensable Revenues for the one-year period beginning on the day immediately following the end of the Year 1 Earn-Out Period and ending on the first anniversary of such date (the "Year 2 Earn-Out Period"), less (B) an amount equal to the Year 2 Reduction Amount (as defined below), less (C) an Amount equal to the Year 2 Back-End Bonus Amount (as defined below).

(iii)                        For the purposes of this Agreement:

"Buyer IRA Deficit Amount" means the excess, if any, of (A) the aggregate amount of all IRA Fee Payments paid by Buyer to Seller in connection with all Closings, over (B) the aggregate amount of fees charged by Buyer to its customers or clients who or which are Transferred Customers, as fees of Buyer or its affiliates for maintenance or operation of, or services rendered in respect of, individual retirement accounts (including Traditional IRAs and Roth IRAs) with respect to the calendar year in which the relevant Closing Date occurs, to the extent actually collected or deducted from such accounts; provided, however, that any such fees waived by Buyer with respect to such accounts shall be deemed actually collected for these purposes).

"Compensable Revenues" means, with respect to the relevant Earn-Out Period (as defined below), the aggregate revenue credited in accordance with Buyer's standard FA "grid" for purposes of Financial Advisor compensation, as in effect from time to time during such Earn-Out Period (A) in respect of all Transferred Customers and their accounts with Buyer (whether opened with Seller and transferred to Buyer at a Closing or opened with Buyer after the Initial Closing Date), and (B) all other customer and client accounts opened after the Initial Closing Date by or with Transferred Employees while employed or engaged by Buyer or its affiliates (even if and after such Transferred Employees thereafter leave the employ of Buyer or its affiliates); provided, however, that Compensable Revenues shall (x) not include compensable revenues from customer accounts of Buyer existing prior to the Initial Closing Date, whether or not managed by Transferred Employees after the Initial Closing Date, and (y) be calculated by Buyer with respect to Transferred Employees on a basis no less favorable than Buyer uses to determine such compensation for its own equivalent employees generally.

"Earn-Out Amount" means the Year 1 Earn-Out Amount or the Year 2 Earn-Out Amount, as appropriate.

"Earn-Out Period" means the Year 1 Earn-Out Period or the Year 2 Earn-Out Period, as appropriate.

"Year 1 Back-End Bonus Amount" means 50% of the aggregate amount of all back-end bonuses under the Transferred Employee Contracts set forth on Section  3.2(b) of the Disclosure Schedule paid to Transferred Employees during the Year 1 Earn-Out Period.

"Year 2 Back-End Bonus Amount" means 50% of the aggregate amount of all back-end bonuses under the Transferred Employee Contracts set forth on Section  3.2(b) of the Disclosure Schedule paid to Transferred Employees during the Year 2 Earn-Out Period.

"Year 1 Reduction Amount" means (A) an amount equal to the Aggregate Base Acquisition Consideration, or (B) if the amount described in Section 3.2(b)(i)(A) is less than the amount of the Aggregate Base Acquisition Consideration, then the amount described in Section 3.2(b)(i)(A).

"Year 2 Reduction Amount" means (A) an amount equal to the Aggregate Base Acquisition Consideration, less (B) the Year 1 Reduction Amount.

(iv)                       No later than 20 business days following the end of each calendar quarter during the Year 1 Earn-Out Period and the Year 2 Earn-Out Period, Buyer shall deliver a spreadsheet to Seller setting forth in reasonable detail Buyer's good faith calculation of all Compensable Revenues, Buyer IRA Deficit Amounts, and the Year 1 Back-End Bonus Amount or the Year 2 Back-End Bonus Amount, as applicable, for the immediately-preceding calendar quarter (each, a "Quarterly Earn-Out Spreadsheet").

(v)                         No later than 20 business days following the end of each Earn-Out Period, Buyer shall deliver a spreadsheet to Seller setting forth in reasonable detail Buyer's good faith calculation of the relevant Earn-Out Amount for the immediately-preceding Earn-Out Period (each, a "Buyer Earn-Out Spreadsheet").  The calculation of the relevant Earn-Out Amount as set forth in such Buyer Earn-Out Spreadsheet shall be determinative as to the Earn-Out Amount for the relevant Earn-Out Period for all purposes of this Agreement, subject to the rights of Seller as set forth below in this Section 3.2(b)(v).  Within 20 business days following its receipt of the relevant Buyer Earn-Out Spreadsheet, Seller shall deliver to Buyer either (A) its agreement as to the calculation of the Earn-Out Amount as set forth in the relevant Buyer Earn-Out Spreadsheet, or (B) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculation of the Earn-Out Amount as set forth in the relevant Buyer Earn-Out Spreadsheet.  During the 10 business day period immediately following the date of delivery of a dispute notice to Buyer (the "Earn-Out Dispute Notice Date"), Seller and Buyer shall attempt in good faith to resolve any such dispute and finally determine the relevant Earn-Out Amount.  If Seller agrees with the calculation of the Earn-Out Amount in the relevant Buyer Earn-Out Spreadsheet, or if Seller and Buyer reach agreement as to the relevant Earn-Out Amount, such agreed amount shall be the final and binding Earn-Out Amount for the relevant Earn-Out Period for purposes of this Agreement; provided, however, that if Seller fails to timely deliver to Buyer a written acknowledgment or notice of dispute of the Earn-Out Amount in the relevant Buyer Earn-Out Spreadsheet, as provided above, then Seller shall be deemed to agree to the Earn-Out Amount in the relevant Buyer Earn-Out Spreadsheet as the final and binding Earn-Out Amount for the relevant Earn-Out Period.  If, however, on or prior to the end of the 10 business day period immediately following the Earn-Out Dispute Notice Date, Seller and Buyer have failed to reach agreement with respect to such dispute, either Seller or Buyer may, by written notice delivered to the other party, require the matter to be submitted to a nationally recognized accounting firm acceptable to both Buyer and Seller that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial; provided, however, that if Seller and Buyer are unable to select a mutually acceptable accounting firm within 10 business days after delivery of the written demand to submit the dispute to an accounting firm for resolution, either party may request (in writing, with a copy of such request simultaneously delivered to the other party hereto) the American Arbitration Association to appoint, within 10 business days from the date of such request, a nationally recognized accounting firm with significant relevant experience that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial.  The accounting firm selected by any of the means provided above shall be referred to herein as the "Earn-Out Accountant."  The Earn-Out Accountant shall act as arbitrator and resolve the disputed portions of the calculation of the relevant Earn-Out Amount set forth in the relevant Buyer Earn-Out Spreadsheet.  In making such determination, the Earn-Out Accountant may only consider those items and amounts as to which Seller and Buyer have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided, however, that the determination of the Earn-Out Accountant will neither be more favorable to Buyer than reflected in the Buyer Earn-Out Spreadsheet nor more favorable to Seller than reflected in Seller's relevant dispute notice.  The Earn-Out Accountant shall deliver to Buyer and Seller, as promptly as practicable after its appointment (but in no event more than 30 business days following its appointment), a written report setting forth the resolution of each disputed matter and its determination of the relevant Earn-Out Amount as determined in accordance with the terms of this Agreement.  Absent manifest error, such report shall be final and binding upon Seller and Buyer as to the Earn-Out Amount for the relevant Earn-Out Period for purposes of this Agreement, and may be enforced in any court having jurisdiction.  Each of Seller and Buyer shall bear all of their respective fees and costs incurred in connection with this arbitration, except that all fees and expenses relating to the foregoing services by the Earn-Out Accountant and the American Arbitration Association shall be borne by Seller and Buyer equally.

(vi)                       From and after the date that Buyer delivers a Quarterly Earn-Out Spreadsheet or a Buyer Earn-Out Spreadsheet until the date upon which the relevant final and binding Earn-Out Amount is determined as provided herein, Buyer shall give Seller and its representatives and advisers reasonable access (at regular business times and upon advance written notice) to the relevant books and records and employees of Buyer in accordance with Section 9.1(c), as may be reasonably required to enable Seller and its representatives and advisers to review and investigate Buyer's calculation of the relevant Earn-Out Amount.

(vii)                      Promptly (but in no event later than 5 business days) following the determination of the final and binding Earn-Out Amount for the relevant Earn-Out Period in accordance with this Section 3.2, Buyer shall pay Seller an amount equal to the final and binding Earn-Out Amount for the relevant Earn-Out Period by wire transfer of immediately available funds to an account designated in writing by Seller.

(viii)                    Prior to the payment in full of the Year 2 Earn-Out Amount, Buyer shall not take any action with respect to the Assets, any Transferred Employees, or any Transferred Customers or their Transferred Customer Property, in a manner that would materially and adversely affect Seller's reasonable opportunity to earn or be paid any Earn-Out Amount; provided, however, that the foregoing shall not be deemed to limit Buyer's ability to operate its business and utilize the Assets in good faith exercising its reasonable business judgment (so long as the intention or the primary effect of such action is not to reduce any Earn-Out Amount), require Buyer to retain any particular Transferred Employee following the relevant Closing or restrict Buyer in carrying out any branch consolidation activities involving the Acquired Locations; provided, further, that the termination by a Transferred Customer of their business or accounts with Buyer or its affiliates shall not be deemed a violation of this Section 3.2(b)(viii).

(ix)                       If, prior to the payment in full of the Year 2 Earn-Out Amount, a merger or sale of all or substantially all of the assets or business of Buyer, or any other similar material transaction, shall occur, in any case that will or would reasonably be expected to materially and adversely affect Seller's reasonable opportunity to earn and be paid any Earn-Out Amount, Buyer shall notify Seller by at least 10 business days' prior written notice and take reasonable actions to preserve Seller's reasonable opportunity to earn and be paid the Earn-Out Amounts, including causing any acquirer of all or substantially all of the Assets (whether by merger or otherwise) to agree in writing (in a manner directly enforceable by Seller) to perform this Section 3.2(b) in accordance with its terms.

3.3           Closing.

(a)        At least 5 business days prior to the date upon which the first notices and consent requests are to be sent to affected Customers in accordance with Section 6.4, or by such other date as Buyer and Seller may agree, Buyer shall send Seller a written notice (the "Conversion Election Notice") setting forth the number of separate transfers, not fewer than two (2) transfers and not to exceed four (4) transfers in the aggregate, that it has determined in good faith will be required to convert Transferred Customer accounts and Transferred Customer Property included in the Assets, and to convert and receive the Transferred Customer information related thereto, successfully and orderly onto Buyer's operating platforms on a same day basis or within such other time period as Buyer and Seller may mutually agree (each such transfer, a "Conversion").

(b)        When Buyer elects by means of the Conversion Election Notice to effect multiple Conversions, Buyer shall (x) become obligated to pay to Seller a one-time amount equal to $500,000 (the "Conversion Supplement Payment"), payable upon the occurrence of the Initial Closing, and (y) the Conversion Election Notice delivered by Buyer shall attach a separate schedule, up to four (4) schedules in the aggregate, for each of the multiple Conversions that Buyer seeks to effect, specifying each Acquired Location and/or Partially Acquired Location with respect to which Buyer intends to effect a Conversion on the same day(s) as part of the same Conversion with respect to the Branch Assets and Branch Liabilities of such Business Locations (each, a "Conversion Schedule"). The Conversion Schedule for the first Conversion is referred to as the "First Conversion Schedule".  The Conversion Schedule for the second Conversion is referred to as the "Second Conversion Schedule".  The Conversion Schedule for the third Conversion, if any, is referred to as the "Third Conversion Schedule". The Conversion Schedule for the fourth Conversion, if any, is referred to as the "Fourth Conversion Schedule".  The Acquired Locations and/or Partially Acquired Locations specified on each Conversion Schedule shall be determined by Buyer and subject to the approval of Seller, which approval shall not be unreasonably withheld or delayed; provided, however, that:

(i)         each Conversion Schedule shall include a number of Acquired Locations and/or Partially Acquired Locations representing not less than 20% of the total number of Acquired Locations and Partially Acquired Locations;

(ii)        all Conversion Schedules, taken together, shall cover all of the Acquired Locations and Partially Acquired Locations;

(iii)       Acquired Locations and Partially Acquired Locations that are Business Locations identified on Exhibit D shall be selected first for inclusion in the Conversion Schedules, on a priority basis relative to Acquired Locations and Partially Acquired Locations that are not Business Locations identified on Exhibit D, unless otherwise agreed in writing by Seller in its discretion; and

(iv)       subject to Section 3.3(b)(iii) above, to the extent reasonably practicable, Acquired Locations and Partially Acquired Locations in the same geographic region(s) shall be grouped together on the Conversion Schedules.

Any Conversion Schedule may be subsequently amended as Buyer and Seller may mutually agree in writing, and all references to a Conversion Schedule herein shall be deemed to refer to such Conversion Schedule, as amended.

(c)        The consummation of the assignment and assumption of the Assets and the Assumed Liabilities contemplated hereby shall be effected by means of a number of Closings (as defined below) equal to the number of Conversions that Buyer has elected to effect pursuant to the Conversion Election Notice.  The first of such multiple Closings shall be referred to as the "Initial Closing".  The second of such multiple Closings shall be referred to as the "Second Closing".  The third of such multiple Closings, if any, shall be referred to as the "Third Closing".  The fourth of such multiple Closings, if any, shall be referred to as the "Fourth Closing". Each of the Second Closing, the Third Closing and the Fourth Closing, as the case may be, shall be referred to as a "Subsequent Closing".  The last Closing to be consummated (whether as provided in the Conversion Election Notice, or the last Closing consummated prior to the termination of this Agreement pursuant to Section 15) is referred to as the "Final Closing".  Each of  the Initial Closing, the Second Closing, the Third Closing, the Fourth Closing and the Final Closing, as applicable, is referred to as a "Closing".

(d)        With respect to the multiple Closings:

(i)         In connection with the Initial Closing, Seller shall assign to Buyer all Branch Assets related to the Acquired Locations and/or Partially Acquired Locations listed on the First Conversion Schedule, and Buyer shall assume from Seller all of the Branch Liabilities related to the Acquired Locations and/or Partially Acquired Locations listed on the First Conversion Schedule and the Branch Assets related thereto, and Seller and Buyer shall effect the Conversion of Transferred Customer accounts and Transferred Customer Property and Transferred Customer information related to the foregoing;

(ii)        In connection with the Second Closing, Seller shall assign to Buyer all Branch Assets related to the Acquired Locations and/or Partially Acquired Locations listed on the Second Conversion Schedule, and Buyer shall assume from Seller all of the Branch Liabilities related to the Acquired Locations and/or Partially Acquired Locations listed on the Second Conversion Schedule and the Branch Assets related thereto, and Seller and Buyer shall effect the Conversion of Transferred Customer accounts and Transferred Customer Property and Transferred Customer information related to the foregoing;

(iii)       In connection with the Third Closing, if any, Seller shall assign to Buyer all Branch Assets related to the Acquired Locations and/or Partially Acquired Locations listed on the Third Conversion Schedule, if any, and Buyer shall assume from Seller all of the Branch Liabilities related to the Acquired Locations and/or Partially Acquired Locations listed on the Third Conversion Schedule and the Branch Assets related thereto, and Seller and Buyer shall effect the Conversion of Transferred Customer accounts and Transferred Customer Property and Transferred Customer information related to the foregoing; and

(iv)       In connection with the Fourth Closing, if any, Seller shall assign to Buyer all Branch Assets related to the Acquired Locations and/or Partially Acquired Locations listed on the Fourth Conversion Schedule, if any, and Buyer shall assume from Seller all of the Branch Liabilities related to the Acquired Locations and/or Partially Acquired Locations listed on the Fourth Conversion Schedule and the Branch Assets related thereto, and Seller and Buyer shall effect the Conversion of Transferred Customer accounts and Transferred Customer Property and Transferred Customer information related to the foregoing.

(e)        Closings shall be held at such places and at such times as the parties shall agree, not later than the fifth business day to occur following the date on which the conditions to the relevant Closing set forth in Section 4 shall have been satisfied or waived (other than those to be satisfied or waived at such Closing, but subject to the satisfaction or waiver thereof at such Closing), or at such other time, place and date as the parties may agree; provided, however, that, except as Buyer and Seller may otherwise agree, (i) in no event shall any Subsequent Closing occur more than 14 days after the immediately preceding Closing, and the related Conversions shall occur over the weekends immediately following the Closing to which such Conversion relates and in any event not less frequently than every other weekend following the Initial Closing, in each case unless otherwise agreed by Seller; and (ii) in no event shall any Closing occur prior to 30th day following the date upon which the notices and consent requests described in Section 6.4 are sent to the Customers whose accounts are serviced by or credited to Employees primarily employed at the Acquired Locations and/or Partially Acquired Locations listed on the Conversion Schedule to which the relevant Closing relates.  The date on which a Closing occurs is referred to as a "Closing Date."  The date upon which the Initial Closing occurs is called the "Initial Closing Date".  The date upon which the Second Closing occurs is called the "Second Closing Date".  The date upon which the Third Closing occurs, if any, is called the "Third Closing Date".  The date upon which the Fourth Closing occurs, if any, is called the "Fourth Closing Date".  Each of the Second Closing Date, the Third Closing Date and the Fourth Closing Date, as the case may be, shall be referred to as a "Subsequent Closing Date".  The last occurring Closing Date (whether as provided in the Conversion Election Notice, or the last Closing, if any, to be consummated prior to the termination of this Agreement pursuant to Section 15) is referred to as the "Final Closing Date"

(f)         At each Closing:

(i)                  Buyer shall pay to Seller the portion of the Acquisition Consideration payable in connection with such Closing in accordance with Section 3.1(b)(i) or (ii), as the case may be, and Seller shall deliver to Buyer a receipt in respect of such payments;

(ii)                Subject to Sections 1.4, 1.5, 1.6, 1.7 and 1.8, Seller and Buyer shall deliver to each other a Bill of Sale and Assignment and Assumption Agreement, executed by Seller and Buyer in a form reasonably acceptable to Buyer and Seller, and any other endorsements, consents, assignments and instruments of conveyance and other documents that Buyer and Seller mutually determine to be necessary or appropriate to transfer to Buyer the Assets and Assumed Liabilities to be assigned to and assumed by Buyer at the relevant Closing;

(iii)               Subject to Sections 1.5 and 1.6, Seller and Buyer, together with the lessor and any sub-lessors of Leased Real Estate, shall deliver to each other any necessary Assignment and Assumption of Lease agreements and instruments in a form reasonably acceptable to Buyer and Seller, and any other documents that Seller and Buyer mutually determine to be necessary or appropriate, to transfer Seller's interests in the Leased Real Estate and the Real Estate Leases related to the relevant Closing to Buyer;

(iv)              Seller and Buyer shall deliver to each other the certificates referred to in Sections 4.2(a)(iii) and 4.3(a)(iii), as required pursuant to such Sections;

(v)                Seller shall have executed and delivered to Buyer the certificate required pursuant to Section 12.3, as appropriate;

(vi)              Buyer and Seller shall settle the relevant apportioned Rents and Real Estate Expenses as provided in Section 3.6; and

(vii)             Buyer shall have executed and delivered, and shall have caused each Transferred Customer to which such requirement is applicable to have executed and delivered, a pledge agreement in favor of Seller collateralizing each Covered L/C in accordance with Section 8.2(b).

(g)        At each Closing, subject to Section 1.5 and Section 1.7, the entire beneficial interest in and to, and the risk of loss with respect to, the relevant Assets and Assumed Liabilities to be assigned or assumed at the relevant Closing, shall, regardless of when legal title thereto shall be transferred to or assumed by Buyer in accordance with Section 1.5 and Section 1.7, pass to Buyer.  Except as otherwise provided in this Agreement, all operations and ownership of the relevant Assets and Assumed Liabilities shall be for the account of Seller up to the relevant Closing and shall be for the account of Buyer thereafter.

3.4           Allocation of Obligations for Taxes.

(a)                Property Taxes and Assessments.  In the case of real property Taxes, personal property Taxes, special assessments relating to the Assets or Assumed Liabilities and similar ad valorem obligations that are levied with respect to the Assets or the Assumed Liabilities, or the ownership or operation thereof, for tax periods within which the relevant Closing Date relating to such Assets and Assumed Liabilities occurs (excluding Taxes included in Rents for purposes of Section 3.6), Seller shall pay its Pro Rata Portion (as defined in Section 3.5(b)) of such Taxes and Buyer shall pay its Pro Rata Portion of such Taxes.  Each party hereby agrees to cooperate with the other party, promptly deliver copies of all Tax statements relating to the Taxes described in this Section 3.4(a) received by them to the other party, and timely make, complete and file all filings, returns, reports and forms with respect to such Taxes.

(b)               Transfer Taxes.  All applicable sales, use, value-added, business, goods and services, transfer, documentary, conveyancing, or similar taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Assets to, or assumption of Assumed Liabilities by, Buyer under this Agreement, together with any and all fines, penalties, interest, and additions to Tax with respect thereto, but excluding Taxes included in Rents for purposes of Section 3.6 ("Transfer Taxes"), shall be shared equally by Buyer and Seller.  Each party hereby agrees to cooperate with the other party, promptly deliver copies of all Tax statements relating to Transfer Taxes received by them to the other party, and timely make, complete and file all filings, returns, reports, and forms with respect to Transfer Taxes.  Buyer shall execute and deliver to Seller at the relevant Closing any appropriate exemption certificate relating to an occasional sale exemption or any other exemption from Transfer Taxes.

(c)                Taxes Generally.  Except as otherwise provided in this Agreement, as among the parties hereto: (i) Seller shall be responsible for and pay all Taxes payable in respect of the Assets and Assumed Liabilities, or the ownership and operation thereof, prior to the relevant Closing Date; (ii) Buyer shall be responsible for and pay all Taxes payable in respect of the Assets and Assumed Liabilities, or the ownership and operation thereof, on or after the relevant Closing Date; and (iii) Seller and Buyer will each be responsible for their own income and franchise taxes, if any, arising from the transactions contemplated by this Agreement.

(d)               Contest Provisions.  Buyer shall promptly notify Seller in writing upon the receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which Seller may be liable hereunder.  Seller shall be entitled to participate at its expense in the defense of any tax audit or administrative or court proceeding relating to Taxes for which Seller may be liable, and, at its option, take control of the complete defense of any tax audit or administrative or court proceeding relating to Taxes for which Seller may solely be liable, and in either case to employ counsel of Seller's choice at its own expense.  Buyer may not agree to settle any claim for Taxes for which Seller may be liable (including any criminal liability) without the prior written consent of Seller.

Seller shall promptly notify Buyer in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which Buyer may be liable hereunder.  Buyer shall be entitled to participate at its expense in the defense of any tax audit or administrative or court proceeding relating to Taxes for which Buyer may be liable, and, at its option, to take control of the complete defense of any tax audit or administrative or court proceeding relating to Taxes for which Buyer may solely be liable, and in either case to employ counsel of Buyer's choice at its own expense.  Seller may not agree to settle any claim for Taxes for which Buyer may be liable (including any criminal liability) without the prior written consent of Buyer.

3.5           Definitions Relating to Taxes.

(a)                "Code" means the Internal Revenue Code of 1986, as amended, including any successor provisions thereto.

(b)               "Pro Rata Portion" means, with respect to Seller, the number of days in any assessment or payment period within which the relevant Closing Date occurs falling before the relevant Closing Date, and with respect to Buyer, the number of days in any such period falling on or after the relevant Closing Date.

(c)                "Tax Records" means copies of all records of any kind and in whatever format, including all documents, microfiche, microfilm and computer records (including magnetic tape, disc storage, card forms and printed copy) that relate to any withholding Tax imposed on or in connection with the Assets or the Assumed Liabilities, or any information return required to be filed in connection with the Assets or the Assumed Liabilities (including Citizenship and Immigration Services Form I-9, Internal Revenue Service ("IRS") Forms 1099, 1098, 1042, 1042‑S, 945, W‑2, W‑4, W‑8, W‑9 and similar forms and IRS determination letters with respect thereto).

(d)               "Tax Return" means any return, statement, report, or form, including in each case any amendments thereto, required to be filed with any Taxing Authority by or with respect to Taxes or any claim for refund, including any Tax Records.

(e)                "Tax" or "Taxes" means all federal, state, local, or foreign income, profits, franchise, gross receipts, net receipts, capital, capital stock, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), recording, stamp, transfer, conveyance, severance, production, excise, and other taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, and other taxes, fees, levies, charges and similar assessments, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return (including all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies, or other assessments, and all interest thereon and any liability for the Taxes of any person arising pursuant to the application of Treasury Regulation section 1.1502‑6 or any similar provision of any applicable state, local or foreign Tax law, as transferee or successor, by contract or otherwise) imposed by or on behalf of any Taxing Authority, other than Taxes included in Rents for purposes of Section 3.6.

(f)                 "Taxing Authority" means any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority, body, or instrumentality exercising any authority to impose, regulate, or administer the imposition of Taxes.

(g)                "Treasury Regulations" means the U.S. treasury regulations (including any successor regulations) promulgated pursuant to the Code.

3.6           Allocation of Obligations for Rents and Related Expenses.

(a)                Rents.  All Rents (as hereinafter defined) shall be apportioned between Seller and Buyer such that Seller shall pay all Rents payable in respect of the period prior to the relevant Closing Date only and Buyer shall pay all Rents payable in respect of the period on and after the relevant Closing Date only.  Apportionment of Rents for any period including, but not ending on, the relevant Closing Date shall be determined on a per diem basis for the relevant period.  "Rents" shall mean all base rents and additional rents (including Taxes included in or payable as rent or additional rent) due from the relevant "tenant" or "sub-tenant" under the Real Estate Leases.  To the extent that the amount of any Rents (including additional rent) is not determined or cannot be determined as of the relevant Closing Date, an apportionment shall be made at the relevant Closing based on good faith estimates, and post-Closing adjustments between Buyer and Seller shall be made within 30 days following the date that a final apportionment of the relevant Rents can be definitively established.  Buyer and Seller will promptly deliver to the other party all third party statements received by them after the relevant Closing Date regarding Rents that the other party has an obligation to pay.

(b)               Other Leased Real Estate Expenses.  All utility charges and all other expenses, other than Rents, payable by the relevant "tenant" or "subtenant" pursuant to the Real Estate Leases (collectively, the "Real Estate Expenses") shall be apportioned between Seller and Buyer such that Seller shall pay all such Real Estate Expenses which are payable in respect of the period prior to the relevant Closing Date only, and Buyer shall pay all such Real Estate Expenses which are payable in respect of the period on and after the relevant Closing Date only.  Apportionment of Real Estate Expenses for any period including, but not ending on, the relevant Closing Date shall be determined on a per diem basis for the relevant period.  To the extent that the amount of any Real Estate Expense is not determined or cannot be determined as of the relevant Closing Date, an apportionment shall be made at the relevant Closing based on good faith estimates, taking into account the last available statement pertaining to the relevant Real Estate Expenses, and post-Closing adjustments between Buyer and Seller shall be made within 30 days following the date that a final apportionment of the relevant Real Estate Expenses can be definitively established.  Buyer and Seller will promptly deliver to the other party all third party statements received by them after the relevant Closing Date regarding Real Estate Expenses that the other party has an obligation to pay or contribute to.  To the extent that under any of the Real Estate Leases Seller pays utilities expenses directly to the utility provider, Seller shall close its account with the relevant utility provider with respect to the relevant Leased Real Estate or Real Estate Lease(s) and Buyer shall arrange with the utility providers servicing the relevant Leased Real Estate to have accounts opened in Buyer's name, and operated for the expense of Buyer, in each case commencing 12:01 a.m., Eastern Time, on the relevant Closing Date, or if later, on the date subsequent to the Closing Date that the relevant Real Estate Leases are assigned in accordance with Section 1.5.

3.7           Allocation of Acquisition Consideration.    Buyer and Seller agree to allocate the Acquisition Consideration and the Assumed Liabilities among the Assets for all tax purposes in a manner as mutually determined by Seller and Buyer, acting reasonably and in good faith (the "Allocation"); provided, however, that Buyer and Seller presently believe that no value is assignable to Seller's interests in the Real Estate Leases or Leased Real Estate and it is the present intention of the parties that none of the Acquisition Consideration shall be allocated to Real Estate Leases or Leased Real Estate, except to extent Buyer and Seller shall mutually determine to be appropriate.  The Allocation shall be consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and will be binding on Buyer and Seller for all Tax reporting purposes.  Seller shall deliver a draft of such Allocation within 60 days following the date that the last Final Net Value Amount has been determined in accordance with Section 3.2(a).  If Buyer disagrees with any items reflected on the draft Allocation so provided, Buyer shall promptly (but in no event more than 30 days following Buyer's receipt of the proposed Allocation from Seller) notify Seller of such disagreement and the reasons for so disagreeing.  Buyer and Seller shall attempt in good faith to resolve the disagreement.  If Seller and Buyer can not reach agreement with respect to the Allocation, either Seller or Buyer may, by written notice delivered to the other party, require the matters in dispute to be submitted to a nationally recognized accounting firm that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial; provided, however, that if Seller and Buyer are unable to select a mutually acceptable accounting firm within 10 business days after delivery of the written demand to submit the dispute to an accounting firm for resolution, either party may request (in writing, with a copy of such request simultaneously delivered to the other party hereto) the American Arbitration Association to appoint, within 10 business days from the date of such request, a nationally recognized account firm with significant relevant experience and that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial.  The accounting firm selected by any of the means provided above shall be referred to herein as the "Allocation Accountants".  The Allocation Accountant shall act as arbitrator and resolve the disputed portions of the calculation of the Allocation.  In making such determination, the Allocation Accountant may only consider those items and amounts as to which Seller and Buyer disagree and must resolve the matter in accordance with the terms and provisions of this Agreement; provided, however, that the determination of the disputed portions of the Allocation by the Allocation Accountant will neither be more favorable to Seller or Buyer than the respective positions asserted by them in connection with such dispute.  The Allocation Accountant shall deliver to Buyer and Seller, as promptly as practicable after its appointment (but in no event more than 30 business days following its appointment), a written report setting forth the resolution of each disputed matter and its determination of the Allocation as determined in accordance with the terms of this Agreement.  Absent manifest error, such report shall be final and binding upon the Seller and Buyer as to the Allocation. The final Allocation as mutually determined by Buyer and Seller, or as established by the Allocation Accountant, shall be the "Final Allocation" for purposes of this Agreement.  Each of Seller and Buyer shall bear all of their respective fees and costs incurred in connection with an arbitration pursuant to this Section 3.7, except that all fees and expenses relating to the foregoing services by the Allocation Accountant and the American Arbitration Association shall be borne by Seller and Buyer equally.  Buyer and Seller will each prepare an IRS Form 8594 in a timely fashion in a manner that conforms with the Final Allocation.  Neither Buyer nor Seller, nor any of their respective affiliates, shall take any Tax position inconsistent with the Final Allocation unless required to do so by applicable law and unless at least 10 business days' prior written notice is delivered to the other party.  To the extent the Acquisition Consideration is adjusted after the relevant Closing Date as contemplated by this Agreement (including pursuant to Section 11.5), Buyer and Seller will each revise their IRS Form 8594 in accordance with the above procedures.  Each of the parties agrees to promptly notify the other if the IRS or any other Taxing Authority proposes a reallocation of such amounts.

4.         Conditions to Closing.

4.1           Conditions to Each Party's Obligation.  The respective obligations of each of the parties to effect each of the Closings are subject to the fulfillment or mutual written waiver of each of the following conditions:

(a)          No Injunction or Proceeding.  No Governmental Entity of competent jurisdiction shall have, after the date of this Agreement, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is applicable and in effect and prohibits consummation of the transactions contemplated by this Agreement as a whole.  No proceeding initiated by a Governmental Entity that seeks to challenge or restrain the consummation of the transactions contemplated by this Agreement as a whole shall remain pending.

(b)         Governmental and Regulatory Consents.  All consents, approvals and authorizations of, filings and registrations with, and notifications to, FINRA and DOJ as may be required for the consummation of the transactions contemplated hereby, and such other consents, approvals and authorizations of, filings and registrations with, and notifications to, Governmental Entities that are mutually determined by the Buyer and Seller to be required for the consummation of the transactions contemplated hereby, shall have been obtained or made and shall be in full force and effect, and all waiting periods required by law as a condition to the consummation of the transactions contemplated hereby, as mutually determined by the Buyer and Seller, shall have expired.

4.2           Buyer's Obligations.

(a)        In addition to the conditions in Section 4.1, the obligation of Buyer to effect the Initial Closing is also subject to the fulfillment or written waiver by Buyer of each of the following conditions:

(i)         Representations and Warranties.  The representations and warranties of Seller set forth in (A) Section 5.1 (Organization and Authority) and Section 5.9 (No Brokers) shall be true and correct in all material respects, and (B) all other representations and warranties of Seller shall be true and correct except where the failure to be true and correct would not in the aggregate have a Material Adverse Effect, in each case as of the Initial Closing Date as though made on and as of such date (except to the extent such representations and warranties speak only as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects, or true and correct except where the failure to be so true and correct would in the aggregate not have a Material Adverse Effect, as applicable, as of such date) and in each case as qualified or limited by the Disclosure Schedule, as the same may be updated or amended in accordance with this Agreement.

(ii)        Performance of Obligations of Seller.  Seller shall have performed or complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Initial Closing.

(iii)       Closing Certificates.  Seller shall have delivered to Buyer a certificate dated the Initial Closing Date and signed by an executive officer of Seller confirming the satisfaction of the conditions set forth in Sections 4.2(a) and (b).

(iv)       Conversion.  Buyer shall (i) have completed to Buyer's reasonable satisfaction tests for each Conversion to be effected in connection with the relevant Closing, and (ii) be ready and able in connection with the initial Conversion, to Buyer's reasonable satisfaction, to convert Transferred Customer accounts and Transferred Customer Property being acquired at the Initial Closing, and to convert and receive the related Transferred Customer information, successfully and orderly onto Buyer's operating platforms on a same day basis or within such other time period as Buyer and Seller may mutually agree.

(b)        In addition to the conditions in Section 4.1, the obligation of Buyer to effect each Subsequent Closing is also subject to the fulfillment or written waiver by Buyer of the following condition:

(i)         Conversion.  Buyer shall (i) have completed to Buyer's reasonable satisfaction tests for the Conversion to be effected in connection with the relevant Closing, and (ii) be ready and able in connection with the relevant Conversion, to Buyer's reasonable satisfaction, to convert Transferred Customer accounts and Transferred Customer Property being acquired at the relevant Closing, and to convert and receive the related Transferred Customer information, successfully and orderly onto Buyer's operating platforms on a same day basis or within such other time period as Buyer and Seller may mutually agree.

4.3           Seller's Obligations.

(a)                In addition to the conditions in Section 4.1, the obligation of Seller to effect the Initial Closing is also subject to the fulfillment or written waiver by Seller of each of the following conditions:

(i)                  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Initial Closing Date.

(ii)                Performance of Obligations by Buyer.  Buyer shall have performed or complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Initial Closing.

(iii)               Closing Certificates.  Buyer shall have delivered to Seller a certificate dated the Initial Closing Date and signed by an executive officer of Buyer confirming the satisfaction of the conditions set forth in Sections 4.3(a) and (b).  Buyer shall also have delivered to Seller any certificate required pursuant to Section 3.4(b).

(iv)              Conversion.  Buyer shall (i) have completed to Seller's reasonable satisfaction tests for Conversion to be effected in connection with the Initial Closing, and (ii) be ready and able in connection with the initial Conversion, to Seller's reasonable satisfaction, to convert Transferred Customer accounts and Transferred Customer Property being acquired at the Initial Closing, and to convert and receive the related Transferred Customer Information successfully and orderly onto Buyer's operating platform on a same day basis or within such other time period as Buyer and Seller may mutually agree.

(b)               In addition to the conditions in Section 4.1, the obligation of Seller to effect each Subsequent Closing is also subject to the fulfillment or written waiver by Seller of the following condition:

(i)                  Conversion.  Buyer shall (i) have completed to Seller's reasonable satisfaction tests for Conversion to be effected in connection with such Subsequent Closing, and (ii) be ready and able in connection with the relevant Conversion, to Seller's reasonable satisfaction, to convert Transferred Customer accounts and Transferred Customer Property being acquired at such Subsequent Closing, and to convert and receive the related Transferred Customer Information successfully and orderly onto Buyer's operating platform on a same day basis or within such other time period as Buyer and Seller may mutually agree.

5.         Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as of the date hereof that, except as set forth on the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution of this Agreement, as the same may be subsequently amended or updated in accordance with this Agreement (the "Disclosure Schedule"), which Disclosure Schedule shall be deemed to limit and qualify the representations and warranties of Seller herein, the statements contained in this Section 5 are true and correct in all material respects as of the date of this Agreement, subject to Section 1.5.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Agreement and a disclosure in any section of the Disclosure Schedule shall be deemed to have been set forth in all other applicable sections of the Disclosure Schedule where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section.  The Disclosure Schedule may be amended or updated from time to time by Seller during the period between the date hereof and the relevant Closing Date to reflect changes in Assets, Assumed Liabilities, Employees, Customers and any other changes contemplated by Sections 1.4, 1.5, 1.6, 1.7, 1.8, 6.4 and Section 10.1, and shall be updated to reflect the changes to Acquired Locations, Excluded Locations and Partially Acquired Locations contemplated by this Agreement.

5.1           Organization and Authority.  Seller is a corporation validly existing and in good standing under Delaware law.  Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  All corporate acts and proceedings required to be taken to authorize the execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution, and delivery of this Agreement by Buyer and that this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity; provided, however, that Seller makes no representation or warranty regarding the enforceability of the provisions of this Agreement relating to the transfer of employment of Employees or Transferred Employees or of Employee Indebtedness or with respect to the enforceability of any Statement of Intention.

5.2           Non‑Contravention.  The execution, delivery, and performance by Seller of this Agreement does not, and the consummation by Seller of the transactions contemplated hereby will not, (a) conflict with, or result in any violation of, any provision of the certificate of incorporation or bylaws of Seller, or (b) subject to Section 1.5, Section 6.4, Section 10.1 and receipt of the other consents, waivers and approvals contemplated by this Agreement, to the Knowledge of Seller, conflict with, result in any violation by Seller of, or constitute a default by Seller under, or create a lien (other than a Permitted Lien, as defined in Section 5.4) on any of the Assets under, or result in the acceleration or termination of, or result in an increase in payment obligations of Seller under, any instrument, contract, commitment, agreement, or arrangement calling for payments by Seller of more than $25,000 per year to which Seller is a party with respect to the Assets or Assumed Liabilities or by which Seller is bound with respect to the Assets or Assumed Liabilities, in each case except where the same would not have a Material Adverse Effect, and except that no representation or warranty is made by Seller with respect to Employee Contracts or Employee Indebtedness related to "Employee Forgivable Loans" or the agreements listed in Section 3.2(b) of the Disclosure Schedule, or (c) to the Knowledge of Seller, conflict with, or result in a violation of any judgment, order, writ, injunction, or decree to which Seller has been specifically identified as a subject, except where the same would not have a Material Adverse Effect, or (d) to the Knowledge of Seller, result in any violation of any statute, law, ordinance, rule, or regulation applicable to Seller with respect to the Assets or Assumed Liabilities, except where the same would not have a Material Adverse Effect.

5.3           Asset and Liability Statements; Production Schedule.

(a)        Section 5.3(a) of the Disclosure Schedule sets forth an unaudited statement of the Assets and Assumed Liabilities as of November 30, 2008, determined as if all Business Locations are Acquired Locations to be acquired at a single Closing (such statement the "Asset and Liability Statement").  The Asset and Liability Statement fairly presents, in all material respects, the Assets and Assumed Liabilities as of November 30, 2008, determined as if all Business Locations were Acquired Locations to be acquired at a single Closing.  The Asset and Liability Statement has been (i) derived from the books of account and other financial records of the Business maintained by Seller, and (ii) prepared in accordance with relevant GAAP on a basis consistent with the principles historically applied by Seller in the preparation of statements of assets and liabilities related to the Business, except as expressly disclosed in the notes to the Asset and Liability Statement.

(b)        Section 5.3(b) of the Disclosure Schedule sets forth a schedule (the "Production Schedule") of each Financial Advisor of the Seller who is an Employee, specifying (i) the Business Location from which such Financial Advisor is principally employed, (ii) the aggregate production attributable by Seller to such Financial Advisor for the calendar year ending December 31, 2008, (iii) the percentage of the total production of the relevant Business Location attributable by Seller to such Financial Advisor for the calendar year ending December 31, 2008, and (iv) the percentage of the aggregate production of all Business Locations listed in Exhibit D attributable by Seller to such Financial Advisor for the calendar year ending December 31, 2008.  The Production Schedule is accurate in all material respects.

(c)        Seller maintains internal controls over financial reporting as necessary to provide reasonable assurance regarding the reliability of financial reporting in all material respects and the preparation of financial statements for external purposes in accordance with relevant GAAP, including policies and procedures that (i) pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Business in all material respects, and (ii) provide reasonable assurance that transactions related to the Business are recorded as necessary to permit preparation of the Asset and Liabilities Statement referred to above in accordance with relevant GAAP on a basis consistent with the principles historically applied by Seller in the preparation of statements of assets and liabilities related to the Business, except as expressly disclosed in the notes to the Asset and Liability Statement.

5.4       Assets.  Subject to Section 1.5, at each Closing, Seller will transfer to Buyer, "AS IS", good and valid title to Seller's rights, titles and interests as of the relevant Closing in and to the Assets to be acquired at the relevant Closing, in each case free and clear of all liens, security interests, and other encumbrances, except:  (a) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords', or other like liens on tangible Assets securing obligations that are not delinquent and that are not, in excess of $100,000 individually; (b) liens for Taxes and other governmental charges that are not due and payable or the validity or amount of which is being contested in good faith through appropriate proceedings; (c) liens, security interests and other encumbrances evidenced by any security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease, or operating leases, other than in connection with any liens, security interests or encumbrances that are released as of the relevant Closing; (d) other security interests, liens and/or encumbrances on Leased Real Estate or affecting Real Estate Leases by reason of mortgages and similar indebtedness and liabilities of owners, lessors, or sublessors of Leased Real Estate; (e) subleases of Leased Real Estate by Seller; (f) imperfections of title and encumbrances that do not, individually or in the aggregate, materially impair the value or the continued use and operation of the relevant Assets to which they relate, consistent with the Business as presently conducted, or result in a Material Adverse Effect; or (g) Assumed Liabilities related to the relevant Assets (the liens, security interests, and other encumbrances described in clauses (a) through (g) above being referred to collectively as "Permitted Liens").

5.5           Real Property.  Assuming good, valid and complete fee titles in the Leased Real Estate are vested in the landlords, and that any and all sub-landlords with which Real Estate Leases have been entered into by Seller have good and valid leasehold or subleasehold interests, Seller has valid leasehold or subleasehold interests in all Leased Real Estate, in each case free and clear of all mortgages, liens, and security interests except Permitted Liens.  To the Knowledge of Seller, no counterparty to any such Real Estate Lease is in material default of any of its obligations under the applicable Real Estate Lease (and, to the Knowledge of Seller, no event exists which upon the passage of time or the giving of notice would constitute a material default by such counterparty thereunder).  To the Knowledge of Seller, there are no condemnation proceedings or eminent domain proceedings or sales or other dispositions in lieu of condemnation of any kind pending or threatened with respect to any portion of the Leased Real Estate.

5.6           Litigation.  No action, lawsuit, arbitration, investigation, or proceeding is pending or, to the Knowledge of Seller, threatened, against Seller that would (i) affect the validity or enforceability of this Agreement or the transactions contemplated hereby, taken as a whole, or (ii) prevent or delay the consummation of the transactions contemplated hereby, or (iii) become an Assumed Liability.

5.7           Compliance with Laws.  Employees who are required to be registered, licensed or qualified as a broker-dealer, investment adviser, a registered representative or other applicable regulatory category with the Federal Reserve, the Comptroller of the Currency, FINRA, the SEC, the securities commission of any state or foreign jurisdiction or any self-regulatory organization are, to the Knowledge of Seller, duly registered, licensed and/or qualified as such, and, to the Knowledge of Seller, such registrations, licenses and/or qualifications are in full force and effect, in each case except where the same would not have a Material Adverse Effect.  To the Knowledge of Seller, none of the Employees who are registered representatives is subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act, or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, the registration as a broker-dealer under Section 15 of the Exchange Act.

5.8           Employee and Labor Relations.

(a)                Section 5.8(a) of the Disclosure Schedule sets forth a complete and accurate list of all employees of Seller, including Financial Advisors, who are employed by Seller in the retail sales offices of the Business at the Business Locations and whose employment, compensation and/or benefits relationships and arrangements Seller expects, as of the date of this Agreement, to transfer with the Assets and Assumed Liabilities ("Employees"), together with the following information with respect to each Employee:  (i) base wage, salary or draw as in effect as of the date of this Agreement for the calendar year ending December 31, 2009; (ii) bonuses and awards paid by Seller prior to the date of this Agreement during the calendar year ending December 31, 2009; (iii) commissions, bonuses and awards paid by Seller during the calendar year ending December 31, 2008; (iv) in the case of each Employee who is not an "exempt employee", the Employee's hourly wage or salary as in effect as of the date of this Agreement for the calendar year ending December 31, 2009; (v) total W-2 compensation for the calendar year ending December 31, 2008; (vi) title or position; and (vii) the Business Location at which such Employee is primarily located.

(b)               With respect to the Employees (i) no labor strikes, lockouts, or material labor disputes, or work stoppages are pending or, to the Knowledge of Seller, have been threatened from February 9, 2007 to the date of this Agreement, and (ii) to the Knowledge of Seller, no union organizational campaign has occurred from February 9, 2007 to the date of this Agreement.

(c)                Since February 9, 2007, Seller has not engaged in any plant closing, workforce reduction, or other action related to any Employee that, to the Knowledge of Seller, will result in liability under, or will require issuance of notice pursuant to, the Worker Adjustment and Retraining Notification Act of 1988 or under any successor federal law or comparable law or regulation of a state or a foreign jurisdiction (collectively, the "WARN Act") in connection with the transactions contemplated hereby.

(d)               Seller will deliver or make available to Buyer a list of all regulatory proceedings, arbitrations and lawsuits that, to the Knowledge of Seller, are pending against any Employee with respect to the conduct of the Business as of the date of this Agreement, as reported by and according to the Central Registration Depository.

5.9           No Brokers.   No brokers', finders', investment bankers', financial advisory or similar fee or other commission is due from Seller in connection with this Agreement or the transactions contemplated hereby.

6.         Covenants of Seller.  Seller covenants to Buyer as follows:

6.1           Access.  Subject to Buyer's obligations under the Confidentiality Agreement between Seller and Buyer, dated as of November 5, 2008 (the "Confidentiality Agreement") and Section 8.5, between the date of this Agreement and the relevant Closing Date, Seller shall, subject to applicable laws and contractual restrictions binding upon Seller related to the exchange or disclosure of information (including customer and employee information): (i) give Buyer and its agents and representatives reasonable access, during normal business hours and upon reasonable prior notice to Seller, to the properties, books and records and personnel of Seller designated by Seller with respect to Buyer's due diligence investigation of the Assets and Assumed Liabilities, and (ii) furnish to Buyer such regularly prepared financial and operating data and other information relating to the Assets and Assumed Liabilities as Buyer may reasonably request; provided, however, that such access in accordance with this Section 6.1 (A) shall not unreasonably disrupt the normal operations of Seller or the Business, and (B) with respect to meetings and other communications with any Employee, shall be subject to the conditions and restrictions set forth in Section 1.6(a).

6.2           Ordinary Conduct.  From the date hereof until the relevant Closing Date, Seller will cause the operation of the relevant Assets to be conducted in the ordinary course of business of Seller consistent with the past practice and custom of Seller ("Ordinary Course of Business"), and will maintain reasonable business and accounting records regarding the relevant Assets and Assumed Liabilities consistent with past practices; provided, however, that, following the date of this Agreement, Seller may delete or otherwise remove all data and all software, computer programs and similar technology from all computers, servers, data storage and data processing equipment, and other hardware or equipment that constitutes Tangible Personal Property (whether or not related to or necessary to Seller, its affiliates, or their respective businesses, operations, activities, practices, assets and/or liabilities, and whether or not owned, used or licensed by Seller, its affiliates or their respective customers, clients or employees, including in connection with the Business).  Without limiting the generality of the foregoing, Seller shall use reasonable efforts to cause the Reg T/Reg U Loans not previously rejected by Buyer pursuant to Section 0, to be collateralized in accordance with Seller's minimum standards therefor and otherwise in accordance with Seller's customary and ordinary business practices with respect thereto at all times up to the relevant Closing.  In addition, except as otherwise expressly required or contemplated by this Agreement, Seller will not, during the period beginning on the date hereof and ending on the relevant Closing therefor, do any of the following with respect to the Assets or Assumed Liabilities to be assigned or assumed at the relevant Closing without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a)                 other than retention agreements not extending past the relevant Closing Date, amend (other than by its terms) any employment, consulting, severance or similar agreements with any Employee, or grant any salary or wage increase or increase any benefit (including incentive or bonus payments) to any such Employee, except (i) for any changes that are required by law, (ii) to satisfy pre-existing contractual obligations, or (iii) for payment of any special or one-time incentive, commission or bonus payment payable by Seller or its affiliates in connection with the transactions contemplated hereby and which shall not otherwise become an Assumed Liability of Buyer;

(b)               grant any mortgage, pledge, lien, or encumbrance, other than Permitted Liens, that will survive the relevant Closing on any of the Assets;

(c)                except as set forth below in this Section 6.2, sell, transfer, or otherwise dispose of any Assets other than in the Ordinary Course of Business;

(d)               except as set forth below in this Section 6.2, terminate any material contracts or amend or modify in any material respect any of its existing material contracts to be included in the Assets assigned to Buyer, other than in the Ordinary Course of Business;

(e)                make any change in accounting methods or principles applicable to the Business, except as required by changes in relevant GAAP;

(f)                 incur or assume any indebtedness for borrowed money or make any commitment for any capital expenditure that would increase the Assumed Liabilities, in excess of $50,000 in any individual case, or $250,000 in the aggregate;

(g)                pay, discharge, settle, compromise or satisfy or agree to pay, discharge, settle, compromise or satisfy, any material claim relating to the Assets or Assumed Liabilities that would materially increase the amount of the Assumed Liabilities;

(h)                except as contemplated below in this Section 6.2, transfer any Employees, Customers, Assets or Tangible Personal Property from Acquired Locations to Seller's operations or branches that are not Acquired Locations;

(i)                  make any loan or advance to any customer of the Business that would become an Asset or Assumed Liability, other than loans or advances in the Ordinary Course of Business;

(j)                 except as set forth below in this Section 6.2, enter into any leases for real estate or purchase any real estate relating to the Business that would become an Asset or Assumed Liability; or

(k)               agree or commit, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 6.2, nothing shall limit or restrict Seller from (i) terminating any month to month tenancies under Real Estate Leases; provided, however, that written notice of such termination is provided to Buyer, such notice to be in advance of such action to the extent reasonably practicable, or (ii) permitting to expire or electing not to renew or extend any Real Estate Leases that will expire or be eligible for renewal or extension prior to the relevant Closing Date; provided, however, that written notice of such expiration or non-renewal is provided to Buyer, such notice to be in advance of such action to the extent reasonably practicable, or (iii) terminating any Real Estate Leases eligible for termination prior to the relevant Closing Date; provided, however, that written notice of such termination is provided to Buyer, such notice to be in advance of such action to the extent reasonably practicable, or (iv) renewing or extending any Real Estate Leases that will expire or become eligible for renewal or extension prior to the relevant Closing Date; provided, however, that written notice of such renewal or extension is provided to Buyer, such notice to be in advance of such action to the extent reasonably practicable, or (v) transferring Excluded Assets, Excluded Liabilities, Excluded Employees, Excluded Customers or Excluded Branch Assets from any Partially Acquired Location to an Excluded Location or a non-Business Location, or (vi) taking any actions with respect to assets and liabilities associated with Excluded Locations, including transferring Employees from or closing such Excluded Locations at any time after the Excluded Location Notice Date, (vii) taking any other actions with respect to Excluded Assets, Excluded Liabilities, Excluded Locations, Excluded Employees, Excluded Customers or Excluded Branch Assets, or (viii) settling, discharging, terminating or paying claims, entitlements or rights that Employees may have with respect to compensation and/or benefits under the Seller's Plans or any other benefits plans, policies, or programs maintained by Seller of its affiliates.

6.3           Insurance.  Seller will maintain in effect through the relevant Closing Date all insurance policies relating to the Assets maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect through the relevant Closing Date.  As of the relevant Closing, Seller's insurance coverage shall cease with respect to the Assets assigned as of such Closing Date, and from and after such Closing Date, Buyer shall be responsible for obtaining and maintaining all insurance protection for the Leased Real Estate, and other Assets and Assumed Liabilities assigned to or assumed by Buyer on such Closing Date and the activities conducted thereon or with respect thereto.

6.4           Customer Consents.

(a)                Subject to Section 6.2, subsection (v), as soon as reasonably practicable after the Excluded Location Response Date, at a date or dates determined by Seller with prior notice to Buyer, Seller shall:

(i)                  send a written notice informing each Eligible Customer of the intended assignment of the Customer's Customer Contracts, Customer Indebtedness and Customer Property to Buyer as a result of the transactions contemplated by this Agreement (which notice shall provide the Customer a reasonable period of time in which to object to the intended assignment of the Customer's contracts to Buyer) in order to effect a bulk transfer of such Customer's Customer Contracts, Customer Indebtedness and Customer Property pursuant to negative-consent letters in form and substance consistent with interpretations of FINRA Rule 2010 (or any equivalent successor provision) and applicable law, and which notice (i) shall, if, as and in the manner (including by separate notice or communication) Seller deems appropriate in its discretion, advise such Customers holding Excluded ARS that their Excluded ARS are not transferable to Buyer, or to customer accounts opened or maintained with Buyer, and will be retained in accounts maintained with Seller, except that Customers holding Excluded ARS that are Series A-1, A-2, B-1 and/or B-2 Rights may, prior to the relevant Closing for such Customers, exercise their rights in accordance with the terms of the Excluded ARS Prospectuses in order to transfer the liquidated proceeds from such exercise to Buyer, or to customer accounts opened or maintained with Buyer, together with their other accounts and property that will otherwise be transferred to Buyer, at such relevant Closing and (ii) to the extent required by FINRA rules or other applicable law, or if, as and in the manner Seller deems appropriate in its discretion, shall advise such Customers with respect to the matters described in Section 1.7; and

(ii)                with respect to Eligible Customers for which negative-consent letters may not be used under applicable law, use reasonable efforts to obtain the affirmative consents of such Eligible Customers whose Customer Contracts, Customer Indebtedness and Customer Property are intended to be included in Assets to the assignment of all such Customer's Customer Contracts, Customer Indebtedness and Customer Property to Buyer as contemplated hereby, and if, as and in the manner Seller deems appropriate in its discretion, advising such Customer with respect to any issues relating to Excluded ARS held by such Customer and/or the matters described in Section 1.7, in each case as described in Section 6.4(a)(i) above.

(b)            Seller shall promptly notify Buyer of Seller's receipt of any communication received from a Customer with respect to such consent communications.

(c)             Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, this Agreement shall not constitute an assignment of, or an agreement to assign, any Customer Contract, Customer Indebtedness, Customer Property, or other Customer account or relationship if (i) the relevant Customer objects to the assignment, (ii) if affirmative consent from the Customer is required for the assignment and such consent is not obtained, and (iii) to the extent that such Customer Contract, Customer Indebtedness, Customer Property or other Customer account or relationship is maintained or primarily serviced at or by, or credited to, an Excluded Employee or Excluded Location.

(d)            Seller shall have no liability to Buyer with respect to the non-assignability or non-transferability of any Customers, Customer Contracts, Customer Indebtedness, Customer Property, or any other Customer accounts or relationships.

6.5           Restriction on Hiring and Solicitation of Financial Advisors.   Seller hereby agrees that it will not, and shall cause its affiliates in the United States not to:

(a)        from and after the date hereof until the date (the "Transaction Period End Date") that is 60 days following the earlier to occur of (i) the Initial Closing Date, and (ii) any termination of this Agreement pursuant to Section 15 (prior to the consummation of any Closing), hire any Financial Advisor employed by Buyer as of the date of this Agreement for employment, or in the capacity of an independent contractor or consultant, with Seller or its affiliates, except with the prior written consent of Buyer; and

(b)        (i) in the event that the Initial Closing has occurred, from and after the Transaction Period End Date until the first anniversary of the Transaction Period End Date, hire any Financial Advisor of Buyer who or which is a Transferred Employee for employment, or in the capacity of an independent contractor or consultant, with Seller or its affiliates; provided, however, that nothing in this Section 6.5 shall prohibit Seller or its affiliates from hiring, or engaging as an independent contractor or consultant, any Financial Advisor of Buyer whose employment relationship with Buyer has been terminated by Buyer for any reason, and (ii) in the event that the Initial Closing has occurred, from and after the Transaction Period End Date until the first anniversary of the Transaction Period End Date, solicit any Financial Advisor of Buyer for employment, or in the capacity of an independent contractor or consultant, with Seller or its affiliates; provided, however, that nothing in this Section 6.5 shall prohibit Seller or its affiliates from (A) engaging in solicitation by publishing or posting open positions in the course of normal hiring practices which do not specifically target any Financial Advisor of Buyer, or (B) soliciting or hiring Financial Advisors of Buyer whose employment relationship with Buyer has been terminated by Buyer for any reason.

It is understood and agreed that the restrictions contained in this Section 6.5 shall not be binding upon or apply to any person that acquires (through merger or otherwise) all or substantially all of the business, operations or assets of Seller following the Transaction Period End Date.

6.6           No Solicitation of Transferred Customer Relationships.  From and after the Initial Closing Date, Seller shall not, and shall cause its affiliates in the United States not to, circulate any "cold call" or similar list of Transferred Customers to its Financial Advisors or other employees for the purpose of targeted solicitation of Transferred Customers (who or which, for the purposes of this Section 6.6 shall remain Transferred Customers covered by this Section 6.6 regardless of whether such Transferred Customers and their accounts or property are relocated to another branch or office of Buyer).

6.7           Confidentiality.  In addition to, and not in limitation or replacement of, Seller's obligations pursuant to the Confidentiality Agreement, Seller will keep confidential and cause its affiliates to keep confidential all non‑public information and proprietary information of or relating to Buyer and/or its affiliates and their respective businesses, operations, activities, assets and liabilities disclosed or delivered to Seller or its affiliates in connection with the transactions contemplated hereby (including pursuant to Section 9.1(c) or other provisions of this Agreement, the other Transaction Documents and the terms hereof and thereof), except for (a) disclosures required by law, Governmental Entity or administrative process (including disclosures required in Tax Returns or in other governmental filings); provided, however, that, to the extent reasonably practicable, Seller shall have provided Buyer with reasonable advance notice of any disclosure required by law or Governmental Entity, and will provide reasonable cooperation to Buyer in any attempt of Buyer to contest such disclosure, (b) information that becomes public other than as a result of a breach of this Section 6.7, (c) information relating to the ownership and operation of the Assets and Assumed Liabilities prior to the relevant Closing Date, or (d) with the prior written consent of Buyer; and provided, further, that Seller may disclose and discuss the ownership and operation of the Assets and Assumed Liabilities following the relevant Closing Date so long as such disclosure or discussion would not or would not reasonably be expected to have a detrimental effect on Buyer's ownership and operation of the Assets and Assumed Liabilities following the relevant Closing Date.  Seller shall not use any non-public information or proprietary information relating to Buyer or its affiliates disclosed or delivered to Seller or its affiliates in connection with the transactions contemplated hereby for its own commercial purposes unrelated to the transactions contemplated hereby.

6.8           Certain Acknowledgments.

(a)                Seller understands and acknowledges that the restrictive covenants contained in Sections 6.5, 6.6 and 6.7 form essential conditions for Buyer to enter into this Agreement.  Seller hereby represents, warrants and expressly acknowledges that such restrictive covenants do not pose any extreme hardship on Seller and are reasonable under the circumstances and that such restrictive covenants are necessary to protect the legitimate business interests of Buyer and have been reasonably tailored as to time and place and are not overly broad as to the activities proscribed and that the harm which might result to Buyer's business from a violation of such restrictive covenants would be irreparable and that an award of monetary damages alone would not adequately compensate Buyer.  In the event that the foregoing restrictive covenants are finally adjudicated to be overly broad by a court or other Governmental Entity of competent jurisdiction, such covenants shall be deemed rewritten to the maximum scope permitted by applicable law.

(b)               The covenants contained in Sections 6.5, 6.6, 6.7 and 6.10 shall survive each and any Closing in accordance with their terms (notwithstanding any subsequent termination of future or additional Closings in accordance with Section 15) and, in the case of the covenants in Sections 6.5 and 6.7 shall survive any termination of this Agreement prior to the occurrence of the Initial Closing in accordance with Section 15 (subject, if applicable, to any time period specified in such Sections), and Seller acknowledges that, without prejudice to other remedies available at law, Buyer shall be entitled to equitable or injunctive relief in the event of a breach or threatened breach of such provisions, without the requirement of posting a bond.

6.9           Certain Seller Deliverables.

(a)                Consistent with Section 6.1, to the extent it has not done so prior to the date hereof, Seller shall provide Buyer with copies of all such Real Estate Leases, Personal Property Leases and Branch Contracts (in each case calling for payments of more than $25,000 per year), such information regarding Tangible Personal Property, and such information regarding other Assets, as may be reasonably requested by Buyer prior to the relevant Closing Date for such assets.  Such information shall, to the extent applicable, be derived from the books of account and other financial records of Seller.  Consistent with Section 6.1, Seller shall also deliver to Buyer the information described in Section 5.8(d).

(b)               Consistent with Section 6.1, to the extent it has not done so prior to the date hereof, Seller shall provide Buyer, upon Buyer's request for the purpose of enabling Buyer to perform its obligations under such Section 10, with a complete and correct list and true and complete copies, samples or accurate summaries of, each written employment, compensation, retention, employee pension, profit sharing, savings, retirement, incentive bonus or other bonus, stock bonus, stock option, stock purchase, stock appreciation rights, deferred compensation, medical, dental, vacation, insurance, sick pay, disability, or severance plan, fund, program, or policy (including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")): (a) that is maintained or contributed to by Seller or its affiliates generally in which any Employees or their beneficiaries, dependents or former dependents are participating, or under which any Employees or their beneficiaries, dependents or former dependents have accrued any benefits to which they remain entitled, and (b) the benefits of which Buyer is required to assume or replicate for Employees following the relevant Closing pursuant to Section 10 (collectively, "Seller's Plans").

6.10       Cooperation Regarding Financial Reporting Obligations.   Seller shall reasonably cooperate with Buyer to provide to Buyer, promptly upon request, any and all historical financial statements, records and related information with respect to the Business as may be reasonably requested by Buyer to comply with the requirements of Articles 3 and 11 of Regulation S‑X applicable to Buyer for purposes of Form 8‑K, if and to the extent reasonably necessary.

6.11       Certain Obligations of the Seller under the Statements of Intention.  Seller shall provide to Transferred Employees continued vesting of certain unvested benefits under Seller's benefits plans as described under Paragraph 2(d), and will satisfy Seller's obligations under Section 2(g), of Exhibit A to the Statement of Intention, subject to the terms and conditions set forth therein, and under the terms and conditions of the Seller's benefits plans.

7.         Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that the statements contained in this Section 7 are true and correct as of the date of this Agreement.

7.1           Organization and Authority.   Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Missouri.  Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and proceedings required to be taken to authorize the execution, delivery, and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity.

7.2           Non‑Contravention.

(a)                The execution, delivery, and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, any provision of the certificate of incorporation or bylaws of Buyer, or (ii) conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement, or arrangement to which Buyer is a party or by which Buyer or the property or assets of Buyer is or are bound, or (iii) conflict with, or result in any violation of, any judgment, order, writ, injunction, or decree to which Buyer or its property or assets is subject, or (iv) result in any violation of any statute, law, ordinance, rule, or regulation applicable to Buyer or its property or assets (except where such conflict, violation, or default would not materially impair the ability of Buyer to consummate the transactions contemplated hereby).

(b)               Buyer is, and as of each Closing will be, duly registered (i) as a broker-dealer with the SEC under the applicable provisions of the Exchange Act, (ii) as an investment adviser under the applicable provisions of the Investment Advisers Act of 1940, and (iii) in each state jurisdiction in which Buyer's activities (including the ownership and operation of Assets and Assumed Liabilities following each Closing) require such state registration, and all of such registrations are, and as of each Closing will be, in full force and effect.

(c)                Buyer is, and will be at each Closing, a member organization in good standing of FINRA and every other securities and commodities industry self-regulatory organization in which such member organization status is required by reason of Buyer's activities (including the ownership and operation of the Assets and Assumed Liabilities) as of the date hereof and following each Closing except where such failure to be a member in good standing would not, or would not be reasonably likely to, impair the ability of Buyer to perform its obligations pursuant to this Agreement or post-Closing, or to consummate the transactions contemplated hereby.

(d)               Except for any approval of FINRA that may be required under NASD Rule 1017 or any filings notifications or approvals as may be required pursuant to the HSR Act, no consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.  Buyer is not subject to any pending or threatened disciplinary, enforcement or investigatory proceedings by any Governmental Entity which would, or would reasonably be expected to, individually or in the aggregate, prevent, restrict or impede in any respect Buyer's ability to consummate the transactions contemplated by this Agreement or fully, timely, and properly acquire, assume, service, maintain and perform the Assets and Assumed Liabilities in accordance with good securities industry practices and applicable law and regulations.

(e)                Buyer possesses, maintains and has available all facilities, equipment, operating, record-keeping and supervisory and communications systems, personnel and third-party arrangements necessary in order to acquire and fully, timely and properly acquire, assume, service, maintain and perform the Assets and Assumed Liabilities, including clearing and settlement facilities and resources sufficient to own and operate and perform with respect to the Assets and Assumed Liabilities, in accordance with applicable laws and in the same manner as owned, operated and performed in connection with the Business as presently conducted by Seller.

7.3           Litigation.  There are no actions, lawsuits, proceedings, or investigations pending or, to the Knowledge of Buyer, threatened, against Buyer as of the date of this Agreement that would (i) affect the validity or enforceability of this Agreement or the transactions contemplated hereby, taken as a whole, (ii) materially adversely affect or impair Buyer's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, or (iii) prevent or delay the consummation of the transactions contemplated hereby.

7.4           Availability of Funds.  At each Closing, Buyer shall have available cash and/or existing committed borrowing facilities that are sufficient to enable it to consummate the transactions contemplated by this Agreement in respect of the relevant Closing.

7.5           No Brokers.  No brokers', finders', investment bankers', financial advisory or similar fee or other commission is due from Buyer in connection with this Agreement or the transactions contemplated hereby.

8.         Covenants of Buyer.  Buyer covenants to Seller as follows:

8.1           Intentionally Omitted.

8.2           Substitution of Collateral; Certain Restrictions on Buyer.

(a)                From and after the date hereof, Buyer shall cooperate with Seller and use reasonable efforts to secure the unconditional release and return to Seller of those letters of credit, escrowed funds, guarantees, bonds, and other collateral and security given by or on behalf of Seller for its own account in respect of the Assets and Assumed Liabilities assigned or assumed (or to be assigned or assumed), except where such collateral or security has been expressly assigned to Buyer as an Asset pursuant to this Agreement (including pursuant to Section 1.1(m)) and for which compensation to Seller by Buyer for such collateral or security is included in the calculation of the relevant Net Value Amount for the Closing in which any such Assets or Assumed Liabilities were assigned or assumed, and Buyer shall use reasonable efforts to secure the unconditional release of all obligations and liabilities of Seller in respect of the relevant Assets and Assumed Liabilities.  Buyer shall indemnify and hold harmless Seller and any of its affiliates that remains a guarantor or obligated party under or in connection with any Asset or Assumed Liability (but not with respect to any Excluded Liability) with respect to such letters of credit, escrowed funds, guarantees, bonds, obligations or liabilities remaining after such Closing Date, and shall promptly pay, or cause to be paid, to Seller upon written demand from Seller, any and all Losses for which Seller or any of its affiliates may become liable, or which Seller or any of its affiliates may suffer or incur, arising from or in connection with such letters of credit, escrowed funds, guarantees, bonds, obligations or liabilities remaining after such Closing Date.  Nothing in this Section 8.2 shall limit or otherwise affect the assumption by Buyer of all liabilities and obligations constituting Assumed Liabilities or Seller's continuing liabilities and obligations with respect to Excluded Liabilities.  After each Closing Date, Buyer shall not, without the prior written consent of Seller, extend, renew, terminate, amend, modify or agree to any settlement in respect of, any Asset or Assumed Liability with respect to which Seller or any of its affiliates remains a guarantor, an obligated party or otherwise remains liable.

(b)               Buyer shall indemnify and hold harmless Seller and its affiliates with respect to any and all payments made, or amounts payable or claimed to be payable, or other Losses incurred or suffered, by Seller or any of its affiliates pursuant to or in connection with claims, demands, draws or payments on or in respect of any letter of credit issued by Seller or any of its affiliates prior to the Initial Closing on behalf of or for the benefit of any Customer who or which becomes a Transferred Customer and with respect to whom or which Transferred Customer Contracts, and Transferred Customer Property supporting, securing, collateralizing or relating to such letter of credit were transferred or assigned to Buyer in connection with the transactions contemplated by this Agreement (such claims, draws, payments and other Losses, "Covered L/C Losses", and each such letter of credit, a "Covered L/C").  In order to support its obligations pursuant to this Section 8.2(b), at each Closing, Buyer shall, and shall cause the relevant Transferred Customer to, enter into a written pledge agreement in favor of Seller upon terms satisfactory to Seller with respect to such Transferred Customer Contracts, Transferred Customer Indebtedness and Transferred Customer Property pledging such property to support, secure or collateralize such Covered L/Cs.  Buyer acknowledges and agrees that Seller shall have the sole right and discretion to terminate, permit to expire or not renew any Covered L/C, but that in the event of the termination, non-renewal or expiration of any Covered L/C that does not result in a Covered L/C Loss in connection with such termination, expiration or non-renewal, the Transferred Customer Contracts, Transferred Customer Indebtedness and Transferred Customer Property pledged to Seller as described in this Section 8.2(b) to support, secure or collateralize to such Covered L/C shall be released from such pledge agreement.

8.3           HIPAA.   Buyer shall enter into such confidentiality agreements with respect to all records relating to the Transferred Employees as may be required in accordance with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (collectively, "HIPAA").  Seller may withhold from Buyer any portions of such records that contain protected health information on Transferred Employees or their dependents to the extent Seller reasonably determines that disclosure of such information to Buyer would violate HIPAA, or that Buyer has not complied with its obligations pursuant to this Section 8.3.

8.4           Restriction on Hiring and Solicitation of Financial Advisors.   Buyer hereby agrees that it will not, and shall cause its affiliates in the United States not to:

(a)                from and after the date hereof until the Transaction Period End Date, hire any Financial Advisor employed by Seller as of the date of this Agreement for employment, or in the capacity of an independent contractor or consultant, with Buyer or its affiliates, except for the hiring of Eligible Employees as contemplated by this Agreement or with the prior written consent of Seller; and

(b)               (i) in the case of the termination of this Agreement pursuant to Section 15, from and after the Transaction Period End Date until the first anniversary of the Transaction Period End Date, hire any Financial Advisor employed by Seller at the Business Locations as of the date of this Agreement, to the extent not previously transferred as a Transferred Employee pursuant to the terms of this Agreement, for employment, or in the capacity of an independent contractor or consultant, with Buyer or its affiliates; provided, however, that nothing in this Section 8.4 shall prohibit Buyer or its affiliates from hiring, or engaging as an independent contractor or consultant, any Financial Advisor of Seller whose employment relationship with Seller has been terminated by Seller for any reason, and (ii) in the event that the Initial Closing has occurred, from and after the Transaction Period End Date until the first anniversary of the Transaction Period End Date, solicit any Financial Advisor of Seller for employment, or in the capacity of an independent contractor or consultant, with Buyer or its affiliates (except for solicitation of Eligible Employees in accordance with this Agreement, provided that no termination has occurred pursuant to Section 15); provided, however, that nothing in this Section 8.4 shall prohibit Buyer or its affiliates from (A) engaging in solicitation by publishing or posting open positions in the course of normal hiring practices which do not specifically target any Financial Advisor of Seller, or (B) soliciting or hiring Financial Advisors of Seller whose employment relationship with Seller been terminated by Seller for any reason.

It is understood and agreed that the restrictions contained in this Section 8.4 shall not be binding upon or apply to any person that acquires (through merger or otherwise) all or substantially all of the business, operations or assets of Buyer following the Transaction Period End Date, except with respect to branches operated by Buyer as of the time immediately prior to any such acquisition of Buyer.  In the event of such an acquisition, with respect to such Buyer's existing branches as of such date of acquisition only (and not any acquirer's branches on such acquisition date), the non-hire and non-solicitation obligations set forth in clauses (b)(i) and (ii) of this Section 8.4 shall remain in effect as to Buyer and any such acquirer.

8.5           Confidentiality.  In addition to, and not in limitation or replacement of, Buyer's obligations pursuant to the Confidentiality Agreement, Buyer will keep confidential and cause its affiliates to keep confidential all non‑public information and proprietary information of or relating to Seller and/or its affiliates and their respective businesses, operations, activities, assets and liabilities disclosed or delivered to Buyer or its affiliates in connection with the transactions contemplated hereby (including pursuant to Section 9.1(c) or other provisions of this Agreement, the other Transaction Documents and the terms hereof and thereof), except for (a) disclosures required by law, Governmental Entity or administrative process (including disclosures required in Tax Returns or in other governmental filings); provided, however, that, to the extent reasonably practicable, Buyer shall have provided Seller with reasonable notice of any required disclosure required by law or Governmental Entity, and will provide reasonable cooperation to Seller in any attempt of Seller to contest such disclosure, (b) information that becomes public other than as a result of a breach of this Section 8.5, (c) information relating to the ownership and operation of the Assets and Assumed Liabilities after the relevant Closing Date, or (d) with the prior written consent of Seller.  Buyer shall not use any non-public information or proprietary information relating to Seller or its affiliates disclosed or delivered to Buyer or its affiliates in connection with the transactions contemplated hereby, for its own commercial purposes unrelated to the transactions contemplated hereby.

8.6           Non-Solicitation of Customer Relationships.   From and after the date hereof until the earlier of (i) the consummation of the Last Scheduled Closing and (ii) the termination of this Agreement pursuant to Section 15, Buyer shall only solicit Customers as expressly permitted by this Agreement in Section 8.9 below.  From and after the Initial Closing Date or any earlier termination of this Agreement pursuant to Section 15 hereof, and thereafter, in either case, Buyer shall not, and shall cause its affiliates not to, circulate any "cold call" or similar list consisting of or including any Customers who or which are not Transferred Customers to its Financial Advisors or other employees for the purpose of targeted solicitation of such Customers (who or which, for the purposes of this Section 8.6, shall remain Customers covered by this Section 8.6 regardless of whether such Customers and their accounts or property are relocated to another branch or office of Seller).

8.7           Non-Use of Seller Brands.  Buyer shall not use, and shall cause its affiliates not to use, any of the trade names, trademarks, service marks, trade dress, corporate names, domain names, e-mail addresses, URLs, websites, website content, symbols, insignias, logos or comparable intellectual properties of the Seller or its affiliates, including UBS, Warburg, Painewebber, Dillon Read, Kidder Peabody, O'Connor, Brinson, JC Bradford, Blythe Eastman, and Mitchell Hutchins, in any manner, including in connection with the ownership or operation of the Assets or the Assumed Liabilities, or in any marketing, advertising or promotional material (including press releases), in each case without Seller's prior written consent.

8.8           Restriction on Use of Certain Materials.  To the extent that the Assets include supplies, packaging, or other materials or signage that use, incorporate or display any intellectual property that is an Excluded Asset, Buyer shall not display or use such supplies, packaging, or other materials or signage and shall promptly deliver to Seller or destroy, as Seller may direct, such supplies, packaging and other materials or signage.

8.9           Customer Communication.  In addition to, and not in limitation of, any other restrictions on Buyer and its affiliates in this Agreement, during the period between the date of this Agreement and the earlier to occur of the Last Scheduled Closing and the termination of this Agreement pursuant to Section 15, Buyer shall not, and shall cause its affiliates not to, solicit or communicate with any Customer who or which is not a Transferred Customer, except (a) in the case of written communications to Customers, by written communications approved in advance by a representative of Seller designated by Seller, and (b) in the case of in-person meetings or other communications with or to Customers, where a designated representative of Seller is present.  Buyer shall give reasonable prior notice to Seller of the intended location, manner, content and timing of all such communications with Customers, all of which shall be subject to Seller's prior approval.

8.10       Certain Acknowledgments.

(a)                Buyer understands and acknowledges that the restrictive covenants of Buyer contained in Sections 8.4, 8.5, 8.6, 8.7, 8.8 and 8.9 form essential conditions for Seller to enter into this Agreement.  Buyer hereby represents, warrants and expressly acknowledges that such restrictive covenants do not pose any extreme hardship on Buyer and are reasonable under the circumstances (considering Buyer's exposure to the highest level of information of Seller and its affiliates in connection with the transactions contemplated hereby) and that such restrictive covenants are necessary to protect the legitimate business interests of Seller and have been reasonably tailored as to time and place and are not overly broad as to the activities proscribed and that the harm which might result to Seller's business from a violation of such restrictive covenants would be irreparable and that an award of monetary damages alone would not adequately compensate Seller.  In the event that the foregoing restrictive covenants are finally adjudicated to be overly broad by court or other Governmental Entity of competent jurisdiction, such covenants shall be deemed rewritten to the maximum scope permitted by applicable law.

(b)               The covenants contained in Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.11 shall survive each and any Closing (notwithstanding any subsequent termination of future or additional closings in accordance with Section 15) and, in the case of the covenants in Sections 8.4, 8.5,  8.6, and 8.8 shall survive the termination of this Agreement prior to the occurrence of the Initial Closing in accordance with Section 15 (subject, if applicable, to any time period specified in such Sections), and Buyer acknowledges that, without prejudice to other remedies available at law, Seller shall be entitled to equitable or injunctive relief in the event of a breach or threatened breach of such provisions, without the requirement of posting a bond.

8.11       Buyer Collection of IRA Fees.  From and after the Initial Closing through Year 1 Earn-Out Period, Buyer shall charge and collect fees in respect of the individual retirement accounts (including Traditional IRAs and Roth IRAs) upon which the IRA Fee Payments are based, for the calendar year in respect of which the relevant IRA Fee Payments were made by Buyer, consistent with Buyer's customary and ordinary business practices.  Buyer shall maintain reasonable business and accounting records regarding such collections consistent with past practices.

8.12       Benefits Pursuant to Statement of Intention.  Buyer agrees that it shall provide Transferred Employees with the benefits specified in their respective Statements of Intention, subject to the terms and conditions specified therein.

9.         Mutual Covenants.  Seller and Buyer covenant to each other as follows:

9.1           Cooperation; Further Assurances.

(a)                (i) From and after the date of this Agreement to and including the Final Closing Date (or any earlier termination of this Agreement), Buyer and Seller shall cooperate with each other in good faith, and shall cause their respective representatives to cooperate with each other in good faith, and use reasonable efforts to ensure the orderly transition of the Assets and Assumed Liabilities from Seller's to Buyer's ownership (including for purposes of effecting the Conversions and the respective communications plans of Seller and Buyer) and to minimize as reasonably practicable any disruption to the respective businesses of Seller or Buyer that might result from the transactions contemplated hereby (including for purposes of effecting the Conversions and the respective communications plans of Seller and Buyer); provided, however, that neither party shall be required by this Section 9.1 to take any action that would unreasonably interfere with the conduct of its or its affiliates' businesses or cause them to incur unreasonable expenses.

                        (ii) Without limiting the generality of the foregoing, in order to complete the Conversions in a timely manner as set forth therein, Seller and Buyer each agree to use such efforts as are reasonable and customary for similar conversions in the industry generally with a goal to (A) effecting an orderly transition of the Assets and Assumed Liabilities from Seller's to Buyer's ownership, including testing, delivery and analysis of the Transferred Customer information, (B) enabling Buyer and Seller to convert Transferred Customer accounts and other Transferred Customer Property, and (C) subject to Section 9.1(b), enabling Buyer and Seller to convert and Buyer to receive the related Transferred Customer information successfully and orderly onto Buyer's operating platforms on a same-day basis (or within such other time period as Buyer and Seller may mutually agree).

(b)               Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Seller and its representatives shall not be required to provide any assistance or services to Buyer or its representatives with respect to the Conversion (i) after the Conversion related to the Final Closing, (ii) after termination of this Agreement pursuant to Section 15, or (iii) prior to any relevant Closing Date if such requested assistance or services would involve cooperation by or expense to Seller or its representatives beyond such testing, delivery and analysis of the Transferred Customer information as is reasonable and customary in effecting similar conversions in the industry generally.

(c)                Without limiting the provisions of any other Section of this Agreement (including Section 8.5, and Section 12.1), but subject to restrictions under applicable law and existing contractual obligations related to the exchange or disclosure of information, after the relevant Closing: (i) Seller and its representatives shall have the right, at reasonable times during normal working hours and upon reasonable notice to Buyer, to access the books and records maintained by Buyer with respect to the Assets and Assumed Liabilities (for so long after the relevant Closing as Buyer retains such books and records), for purposes related to determination of the Final Net Value Amounts and any Earn-Out Amount, financial reporting, Tax reporting, accounting and other reasonable or appropriate purposes; and (ii) Buyer and its representatives shall have the right, at reasonable times during normal working hours and upon reasonable notice to Seller, to access the books and records maintained by Seller with respect to the Assets and Assumed Liabilities (for so long after the relevant Closing as Seller retains such books and records), for purposes related to determination of Final Net Value Amounts, financial reporting, Tax reporting, accounting and other reasonable or appropriate purposes; provided, however, that, in either case, such access or assistance shall not unreasonably disrupt the normal operations of the party providing such access.  Buyer shall retain any and all books and records with respect to the Assets, Assumed Liabilities and the transactions contemplated hereby held or received by it for at least seven years following the Initial Closing Date.

(d)               From time to time after the relevant Closing, as and when reasonably requested by a party hereto, the other party shall use reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, all such documents and instruments, and take, or cause to be taken, all such further or other actions, as the other party may reasonably deem necessary or desirable to give full effect to this Agreement and the transactions contemplated hereby, (ii) upon the reasonable request of the other party, make any required person(s) under the control of such party available to testify in any third party proceedings, and (iii) do all other acts that may be reasonably requested by the other party to protect any rights arising from this Agreement and the transactions contemplated hereby, or to aid in the prosecution or defense of any rights, obligations or liabilities arising from this Agreement or the transactions contemplated by this Agreement, in each case in connection with third party proceedings, and (iv) upon the reasonable request of the other party, make any required person(s) under such party's control available to testify, provide information and otherwise assist with any review, investigation, or other types of inquiry or proceeding by the SEC, FINRA, any state securities regulatory authority or any other Governmental Entity, all without further consideration other than reimbursement of reasonable out-of-pocket expenses by the party making the relevant request to the party requested to provide such assistance, promptly following the delivery of a written request for such reimbursement by the party requested to provide such assistance.

(e)                Buyer shall afford Seller and its representatives access to the Acquired Locations and other facilities and equipment of Buyer and its affiliates for a period of 45 days after the relevant Closing of the Assets in respect of the relevant Acquired Location, at reasonable times and upon reasonable advance notice to Buyer, for the purpose of removing any remaining Excluded Assets or other documents, materials and property related to Excluded Assets or Excluded Liabilities.

9.2           Publicity.  Effective from the date of this Agreement, no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by Seller, on the one hand, or Buyer, on the other hand, on or prior to the Final Closing Date, or in connection with any termination of this Agreement pursuant to Section 15, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).  The parties will consult with each other as to the form and substance of any such public disclosures and act diligently and in good faith to agree regarding the form and substance of such disclosures.  Notwithstanding the foregoing, nothing contained herein will prohibit either party from making a public release or announcement as may be required by applicable law or the rules or regulations of any Governmental Entity, in which case the party required to make the release or announcement shall, if practicable under the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

9.3           Reasonable Efforts.  Subject to the terms and conditions of this Agreement (including Section 1.5), each party will use its reasonable efforts in good faith to take, or cause to be taken, prior to each Closing all actions, and use reasonable efforts to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable law to satisfy as promptly as practicable all conditions to each Closing set forth in this Agreement that are within such party's reasonable control.  Each party shall pay its own costs and expenses associated with such preparation for each Closing, except as otherwise expressly provided in this Agreement.  Subject to Section 1.5, each of Seller and Buyer will use its reasonable efforts to obtain consents of all third parties necessary to the consummation of the transactions contemplated by this Agreement prior to the relevant Closing Date.  Without limiting the generality of the foregoing, as promptly as practical following the date hereof, Seller shall use reasonable efforts to obtain prior to each Closing any landlord consents required to transfer the relevant Real Estate Leases; provided, however, that Buyer acknowledges that, in particular, it may not be possible to obtain any required landlord consents prior to each Closing with respect to Leased Real Estate and/or Real Estate Leases related to a Business Location that has become an Acquired Location after the Excluded Location Notice Date, as described in Section 1.6(b).  Buyer agrees to use reasonable efforts to assist Seller in obtaining any landlord consents required to transfer the Real Estate Leases and/or Leased Real Estate prior to each Closing, including as necessary, entering into assignment and assumption assignments with Seller and/or landlord (or sublandlord) and providing such security for Buyer's performance under Real Estate Leases as the relevant landlord shall reasonably require.

9.4           Regulatory Applications.

(a)                Buyer and Seller shall each use their respective reasonable efforts to prepare all documentation for, to make all filings with, and to obtain all permits, consents, approvals and authorizations of, all Governmental Entities necessary to consummate the transactions contemplated by this Agreement.  Buyer and Seller agree that they will consult with each other, except as otherwise restricted by law, with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or reasonably advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)               Without limiting the generality of the foregoing, each of Seller and Buyer will as promptly as practicable, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") any notification and report form required for the transactions contemplated hereby and any supplemental information required in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").  Each party hereto represents and warrants that such notification and report forms and all such supplemental information submitted by such party or its ultimate parent, and any additional supplemental information filed by such party or its ultimate parent after the date of the original filing, will be in substantial compliance with the requirements of the HSR Act.  Buyer and Seller shall each furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall use their reasonable efforts to comply promptly with any such inquiry or request.  Seller and Buyer will each use its reasonable efforts to cause the expiration or early termination of any waiting period required under the HSR Act as a condition to the purchase and sale of the Assets and assumption of the Assumed Liabilities, and shall use reasonable efforts to defend against any action of the FTC or the DOJ to enjoin the sale of the Assets to Buyer.

9.5           Notification of Certain Matters.  Prior to each Closing Date, each party will give prompt notice to the other party of (a) any event or circumstance known to it which will or is reasonably likely to adversely affect such party's ability to satisfy or perform any of the conditions to Closing that it is required to satisfy or perform, and (b) any material notice or other material communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

10.       Employees and Employee Benefits.

10.1       Offers of Employment.

(a)                Buyer will offer employment to each Eligible Employee, effective and contingent upon the consummation of the Closing by which the Assets and Assumed Liabilities of the Acquired Location or Partially Acquired Location at which such Eligible Employee is primarily employed or located are assigned and assumed by Buyer, and contingent upon such Eligible Employee's continuing employment with Seller at such Acquired Location or Partially Acquired Location up to and on the relevant Closing Date, and further contingent upon the relevant Employee's execution and delivery of a Statement of Intention on or prior to the relevant Closing Date.  The offered employment shall in each case be at a base wage, salary or draw equal to or greater than such Employee's base wage, salary or draw in effect with Seller as of the date hereof.  Eligible Employees who (1) execute and deliver to Buyer and Seller their respective Statements of Intention (including execution and delivery of the release in favor of Seller included in Exhibit A thereto), at or prior to the relevant Closing on the Assets and Assumed Liabilities of the Acquired Locations or Partially Acquired Locations at which they are primarily employed or located, and (2) are employed by Seller as of the relevant Closing at an Acquired Location or Partially Acquired Location with respect to which Buyer has acquired Assets and Assumed Liabilities related to such Business Location at such Closing, are referred to in this Agreement as "Transferred Employees."  It is understood that Buyer's expressed intention to extend offers of employment or continued employment as set forth in this Section 10.1 shall not constitute any commitment, contract or understanding (expressed or implied) or any obligation on the part of Buyer to a post‑Closing employment relationship of any fixed term or duration or upon any terms or conditions other than in respect of the rate of base pay required by the second sentence of this Section 10.1(a),  the other provisions of this Section 10, and the terms specifically set forth in the relevant Statement of Intention; provided, however, that from the relevant Closing Date through the first anniversary of the relevant Closing Date affecting such Transferred Employees, (i) Buyer shall provide, or shall cause to be provided, to Transferred Employees, as a group, compensation and benefits (including the opportunity to earn commissions and bonuses) that are no less favorable than those provided to similarly situated employees of Buyer, and (ii) Buyer may not reduce the base pay of any Transferred Employee who remains employed with Buyer from the base pay required by the second sentence of this Section 10.1(a).  Employment offered by Buyer is "at will" and such employment may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and legal requirements).  Except as otherwise provided above in this Section 10.1, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the relevant Closing or to change adversely or favorably the title, powers, duties, responsibilities, locations, salaries, or other compensation or terms or conditions of employment of such employees.  Without the prior written consent of Seller, Buyer shall not hire any Employee who does not execute and deliver a Statement of Intention prior to the relevant Closing Date.  For purposes hereof, the relevant Closing or Closing Date with respect to a Transferred Employee shall be the Closing or the Closing Date at or on which the Branch Assets and Branch Liabilities of the Acquired Location or Partially Acquired Location at which such Employee is primarily employed or located are acquired and assumed by Buyer.

(b)               Buyer shall provide Transferred Employees with the replacement equity awards, loans, "top-off or other bonuses and/or other retention consideration (collectively, the "Retention Incentives") as further described in Exhibit H hereto.

(c)                Buyer shall cause Transferred Employees to execute and deliver to each of Seller and Buyer promptly following the relevant Closing (but in no event more than 5 business days following the relevant Closing), a written Transition and Release Agreement (an "Employee Release"), in the form attached as Exhibit C to the Statement of Intention, waiving and releasing Seller, Buyer, their respective affiliates, and the respective directors, officers, employees, agents, representatives, successors and assigns of the foregoing, with respect to all claims, rights and causes of action that the relevant Transferred Employee had, has or may have in connection with, or as a result of, such Employee's compensation, benefits, termination or the transactions contemplated hereby (including under any benefits plans, programs, funds or policies of Seller or its affiliates).  Buyer shall not pay, provide or deliver to any Transferred Employee any of the compensation or benefits identified in the relevant Statement of Intention as payable contingent upon a Transferred Employee's execution and delivery to Seller and Buyer of an Employee Release, unless and until such Employee Release has been executed and delivered as provided in the immediately preceding sentence.

(d)        Buyer shall be responsible for any liability under, or requirement of notice pursuant to, the WARN Act or any similar local law which arises out of or results from any termination of employment of Transferred Employees by Buyer or any of its affiliates after each Closing.  Seller shall promptly notify Buyer of any termination of any Employees that occurs prior to the Closing that is reasonably likely to affect Buyer's obligation to provide notice pursuant to the WARN Act.  Seller shall be responsible for any liability under, or requirement of notice pursuant to, the WARN Act or any similar local law which arises out of or results from any termination of employment of (i) any Employees prior to any Closing, and (ii) any Employees who do not become Transferred Employees in connection with the transactions contemplated hereby.

10.2       Buyer's Employee Benefit Plans Generally.   As of each Closing, Buyer shall provide Transferred Employees with benefits that are no less favorable in the aggregate to the benefits provided to similarly situated employees of Buyer under Buyer's and its affiliates' benefits plans, programs and policies (collectively, "Buyer's Plans"), except as otherwise expressly provided in this Agreement.  After the Closing, the following shall apply:

(a)                Except as otherwise provided in the following subsections of this Section 10, (i) Seller shall be responsible for providing welfare benefits (including, without limitation, medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits, to the extent that Seller or its affiliates maintains such coverage for the relevant Employees) to Transferred Employees for claims incurred and benefits earned at or prior to 12:01 a.m. on such Transferred Employee's relevant Closing Date, and (ii) Buyer shall be responsible for providing such benefits (to the extent that Buyer or its affiliates maintains such coverage for its own employees) to the Transferred Employees with respect to all claims incurred and benefits earned after 12:01 a.m. on the relevant Closing Date.  For purposes of this Section 10.2(a), any claim that relates to a continuous period of hospitalization shall be deemed to have been incurred at the commencement of such period of hospitalization, all other medical, dental or similar claims shall be deemed to be incurred on the date that services that are the subject of the claim are rendered, and any other claim is deemed incurred when the event occurs which entitles the Transferred Employee or his or her dependents to benefits.

(b)               Buyer shall give each Transferred Employee credit for purposes of eligibility, vesting and benefit accrual (other than accrual of benefits under Buyer's DC Plan (as defined in Section 10.7)) under Buyer's Plans that cover the Transferred Employee, including vacation, sick leave, and severance policies, for the Transferred Employee's service with Seller and its affiliates and for the Transferred Employee's service with the prior employer of such Transferred Employee from which such employee was transferred directly to Seller, prior to the relevant Closing affecting such Transferred Employee, and shall allow such Transferred Employee to participate in each such Buyer's Plan without regard to preexisting-condition limitations, waiting periods, evidence of insurability, or other exclusions or limitations not imposed on the Transferred Employee by the corresponding Seller's Plans and other benefits plans, programs and policies immediately prior to the relevant Closing Date, and shall credit the Transferred Employee with any expenses that were covered by Seller's Plans for purposes of determining deductibles, co-pays, and other applicable limits under Buyer's Plans.

10.3       Severance Benefits.  In the event Buyer does not offer employment to any Eligible Employee on the terms specified in this Section 10 (including as described in Section 10.1(a)), Buyer will be responsible for any severance benefits under Seller's Severance Practices (as defined below) to which such Employee may become entitled as a result of Seller's termination of such Employee's employment within 60 business days following the relevant Closing Date affecting such Transferred Employee.  Following the relevant Closing affecting such Transferred Employees, Transferred Employees will be eligible for severance benefits under Buyer's Plans to the extent and in the circumstances that similarly situated employees of Buyer are so eligible.  Notwithstanding the foregoing, if any Transferred Employee who is not classified as a financial advisor or commissioned employee is involuntarily terminated by Buyer within 6 months following the relevant Closing Date affecting such Transferred Employee under circumstances that would have qualified the Transferred Employee for severance benefits under any of Seller's severance plans or practices listed in Section 10.3 of the Disclosure Schedule hereof ("Seller's Severance Practices"), determined as if the Transferred Employee had been terminated involuntarily by Seller before the relevant Closing Date affecting such Transferred Employee, then Buyer will provide to the Transferred Employee under Buyer's Plans benefits that are at least equal to the severance pay and other benefits provided under the applicable Seller's Severance Practices.  Except as otherwise expressly provided herein, Seller shall have sole responsibility for severance benefits payable with respect to Employees who are not Transferred Employees.

10.4       Disability Benefits and Leaves.  Seller's and/or its affiliates' benefits plans, programs and policies shall govern for all long-term and short-term disability benefits payable to any Transferred Employee under the terms of Seller's long-term and/or short-term disability plans after the relevant Closing affecting such Transferred Employee with respect to any disability that occurred prior to the relevant Closing (but not with respect to any reoccurrence of such a disability after the relevant Closing).  Buyer's Plans will govern the determination of what, if any, short-term and long-term disability benefits will be paid to any Transferred Employee whose disability occurs after the relevant Closing affecting such Transferred Employee, or that reoccurs after the relevant Closing.

10.5       COBRA Coverage.   Buyer will satisfy (or cause a Buyer's Plan to satisfy) as of the Initial Closing all entitlements under Code Section 4980B, Part 6 of Title I of ERISA, or any similar state law (collectively, "COBRA"), with respect to any Transferred Employee or any dependent or former dependent of any Transferred Employee, whose qualifying event occurs at or following the relevant Closing affecting such Transferred Employee and Buyer shall have no other COBRA obligation or liability whatsoever with respect to any Employee, including, without limitation with respect to any Eligible Employees who do not become Transferred Employees.

10.6       Flexible Spending Accounts.   Buyer will credit each Transferred Employee (and any "qualified beneficiary" of a Transferred Employee within the meaning of Section 4980B(g) of the Code who has COBRA rights described in Section 10.5 with respect to flexible spending accounts under a health care and dependent care flexible spending account plan or plans maintained by Buyer ("Buyer's Flex Plans") with a balance (positive or negative) as of the relevant Closing affecting such Transferred Employee equal to the balance credited to the individual under the applicable health care and dependent care flexible spending account plans of Seller listed in Section 10.6 of the Disclosure Schedule hereof ("Seller's Flex Plans") as of the relevant Closing (but in no event less than the balances transferred to Buyer in respect of such person pursuant to Section 1.1), and will reimburse each such individual under terms and conditions no less favorable than those that applied under the applicable Seller's Flex Plan on the relevant Closing Date for expenses incurred during the current plan year of such Seller's Flex Plan (whether incurred before or after the relevant Closing) that had not been reimbursed under such Seller's Flex Plan prior to the relevant Closing.  Buyer and Seller will treat the arrangement described in this Section 10.6 as a spin-off of the applicable portions of Seller's Flex Plans and a merger of such portions into Buyer's Flex Plans.

10.7       Qualified Retirement and 401(k) Plans.  Buyer will have no liability for benefits payable under Seller's retirement plans listed in Section 10.7 of the Disclosure Schedule (collectively, "Seller's Retirement Plans").  Buyer shall maintain, or shall establish, on or prior to the Initial Closing Date, one or more qualified defined contribution plans ("Buyer's DC Plan") that will contain all provisions necessary for the acceptance of direct rollovers of "eligible rollover distributions" as defined in the Code and applicable regulations that Transferred Employees are eligible to receive from Seller's Retirement Plans without adversely affecting the qualified status of any Seller's Retirement Plan.  Buyer's DC Plan will contain provisions to permit any such direct rollover to include the promissory notes representing any plan loans outstanding to Transferred Employees under Seller's Retirement Plans on the date of the direct rollover, and Buyer will cooperate with Seller to enable such direct rollovers to occur before such loans become defaulted; provided, however, that any assets of a Transferred Employee collateralizing any such loan shall also be transferred to Buyer's DC Plan.

10.8         Conditional Variable Compensation Plan. To the extent that, in connection with becoming a Transferred Employee, any Transferred Employee forfeits benefits under the Conditional Variable Compensation Plan of Seller or its affiliates, which such benefits as of the date hereof are identified by Employee in Section 5.8(a) of the Disclosure Schedule, Buyer shall provide reasonably equivalent replacement incentives for each such Transferred Employee.

10.9       Other Retained Seller's Plans.  Seller will retain all other liabilities and obligations with respect to compensation or benefits of any kind payable to any Employee, including Transferred Employees, prior to the date of the Closing affecting the relevant Transferred Employee, under Seller's and its affiliates' benefits plans, programs and policies except as otherwise specifically provided in Section 2.1 or this Section 10.8.

10.10   No Third-Party Beneficiaries.   Without limiting the generality of Section 14, the provisions of this Agreement (including this Section 10) shall not confer any rights or remedies upon any employee or former employee of Seller or Buyer or any other person other than the parties hereto and their respective successors and assigns.  Nothing in this Agreement, including this Section 10, shall be deemed to constitute Seller's "consent" for purposes of any Seller's Plan or any other benefit plan, program, policy, or related agreement or arrangement between Seller or any of Seller's affiliates and any employee (including in connection with any vesting conditions contained in any restricted stock agreement or stock option agreement), to any employee providing services to Buyer.

11.       Indemnification.

11.1       Indemnification by Seller.

(a)                Subject to the limitations set forth in this Section 11, following the Initial Closing, Seller shall indemnify Buyer against any Losses suffered or incurred by Buyer as a result of or arising out of:

(i)                           any breach of any representation or warranty made by Seller contained in this Agreement, as qualified and limited by the Disclosure Schedule; or

(ii)                         any breach of or failure to perform a covenant or agreement by Seller contained in this Agreement; or

(iii)                        any liability of Buyer for Taxes arising out of or in connection with ownership or operation of the Assets or the Business prior to the relevant Closing Date related thereto, other than the Assumed Liabilities as described in Section 2.1 and Taxes for which Buyer is responsible pursuant to Section 3 or Section 12; or

(iv)                       any Excluded Liability.

(b)               Seller will have no obligation to indemnify the Buyer pursuant to Section 11.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty in this Agreement (x) except with respect to any Loss that is equal to or greater than $25,000 individually (a "Qualified Claim"), and (y) unless the aggregate amount of Losses from all Qualified Claims incurred or suffered by Buyer exceeds 5% of the Aggregate Base Acquisition Consideration actually received by Seller (the "Deductible Amount") at which point Seller will indemnify Buyer for all such Losses in respect of Qualified Claims in excess (on an aggregate basis) of the Deductible Amount; provided, however, that Seller's aggregate liability in respect of all claims for indemnification pursuant to Section 11.1(a)(i) shall not exceed 10% of the Aggregate Base Acquisition Consideration actually received by Seller; provided, further, that the foregoing limitations will not apply to Losses resulting from the fraud of Seller.  Claims for indemnification pursuant to any other provision of Section 11.1(a) are not subject to the monetary limitations set forth in this Section 11.1(b).

(c)                For the purposes of this Section 11.1, in computing Losses, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by or for the benefit of Buyer from Seller or any third party with respect thereto.  Notwithstanding the preceding sentence, to the extent Buyer recovers federal or state income taxes, whether in the form of a reduction in Taxes payable, or by the receipt of a refund of Taxes (collectively, "Tax Recovery") or insurance proceeds or other payments, amounts, consideration or credits ("Mitigation Amounts"), in respect of or as a result of a claim arising under this Section 11.1 for which payment has already been made by or on behalf of Seller, Buyer shall, promptly following such Tax Recovery or receipt of such Mitigation Amounts, refund the amount or value of such duplicative or excess Tax Recovery or Mitigation Amounts to Seller.

(d)               Seller shall not be liable hereunder to any person (including Buyer) for any consequential, incidental, special, exemplary or punitive damages, including lost profits or damages determined as a multiple of income, revenue or the like, relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or any other Transaction Document.

(e)                Following the Initial Closing, in the absence of Seller's fraud, Buyer's sole and exclusive remedy with respect to any claims relating to the subject matter of this Agreement or the transactions contemplated hereby (including claims for breaches of representations, warranties, covenants, and agreements contained in this Agreement or any other Transaction Document) shall be pursuant to the indemnification provisions set forth in this Section 11; provided, however, that nothing in this Section 11.1(e) shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

(f)                 Seller will not be liable under Section 11.1 with respect to any Losses to the extent arising from Buyer's willful misconduct, bad faith or intentional or willful failure to take, or cause to be taken, such action as Buyer, in the prudent management, operation or ownership of the Assets or Assumed Liabilities and of its business and other assets generally, should reasonably pursue to protect its interests or otherwise to mitigate the amount of such Losses.

(g)                Seller will not be liable for any breach of a representation or warranty solely to the extent resulting from the addition or removal of Acquired Locations, Partially Acquired Locations or Excluded Locations after the date of this Agreement in accordance with Section 1.6, or other amendments or updates to the Disclosure Schedule and Exhibits permitted or required by this Agreement, which render the representations and warranties made by Seller as of a prior date inaccurate in any respect.

11.2       Indemnification by Buyer.

(a)                Subject to the limitations set forth in Section 11.2(b), following the Initial Closing, Buyer shall indemnify Seller against any Losses suffered or incurred by Seller as a result of, arising out of or relating to:

(i)                           any breach of any representation or warranty made by Buyer contained in this Agreement; or

(ii)                         any breach of or failure to perform a covenant or agreement by Buyer contained in this Agreement; or

(iii)                        any Assumed Liability; or

(iv)       any liability of Seller for Taxes arising out of or in connection with the Assets, or the ownership or operation of the Assets or Assumed Liabilities, following the relevant Closing Date, or Taxes for which Buyer is responsible pursuant to Section 3 or Section 12; or

(v)        any liability or obligations of Seller in respect of the guarantees, obligations or other liabilities of Seller described in Section 8.2.

(b)               For the purposes of this Section 11.2, in computing Losses, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by or for the benefit of Seller from Buyer or any third party with respect thereto.  Notwithstanding the preceding sentence, to the extent Seller actually receives a Tax Recovery or Mitigation Amount in respect of or as a result of a claim arising under this Section 11.2 for which payment has already been made by or on behalf of Buyer, Seller shall, promptly following receipt of such Tax Recovery or Mitigation Amount, refund the amount or value of such duplicative or excess Tax Recovery or Mitigation Amount to Buyer.

(c)                Buyer shall not be liable hereunder to any other person (including Seller) for any consequential, incidental, special, exemplary or punitive damages, including lost profits or damages determined as a multiple of income, revenue or the like, relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or any other Transaction Document.

(d)               Following the Initial Closing, in the absence of Buyer's fraud, Seller's sole and exclusive remedy with respect to any claims relating to the subject matter of this Agreement or the transactions contemplated hereby (including claims for breaches of representations, warranties, covenants, and agreements contained in this Agreement or any other Transaction Document) shall be pursuant to the indemnification provisions set forth in this Section 11; provided, however, that nothing in this Section 11.2(d) shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

11.3       Time for Claims.  No claim may be made or suit instituted seeking indemnification pursuant to Section 11.1(a)(i) or Section 11.2(a)(i) for any breach of, or inaccuracy in, any representation or warranty unless a written notice, specifying in reasonable detail the nature of the relevant claim and the amount or the estimated amount thereof, is provided to the relevant Indemnitor (as defined below) at any time prior to the 15-month anniversary of the Initial Closing Date; provided, however, that a claim for any breach of, or inaccuracy in, any representation or warranty in Section 5.1, Section 5.4, Section 5.9, Section 7.1, Section 7.2(e), Section 7.3 or Section 7.5 may be made if a written notice as described above is provided to the relevant Indemnitor at any time prior to the third anniversary of the Initial Closing Date.

11.4       Procedures Relating to Indemnification.  All claims for indemnification by a person entitled to be indemnified under this Section 11 (an "Indemnitee") by a party hereto obligated to indemnify such Indemnitee pursuant to this Section 11 (an "Indemnitor") shall be asserted and resolved as follows:

(a)                If any claim or demand for which the Indemnitee may claim indemnity pursuant to Section 11.1 or Section 11.2, as the case may be, is asserted against or sought to be collected from the Indemnitee by a third party (a "Third-Party Claim"), then the Indemnitee shall give written notice to the Indemnitor as promptly as practicable following the receipt by the Indemnitee of the Third-Party Claim, but in no event later than 10 days after the service of a summons or complaint, which notice must specify in reasonable detail the nature of the Third-Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of the Third-Party Claim) (the "Third-Party Claim Notice"); provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Section 11 except and solely to the extent the failure so to notify materially prejudices the Indemnitor or its ability to defend the relevant Third-Party Claim or materially increases the Indemnitor's potential liability.

(b)               The Indemnitor shall have 35 days from the date on which the Third‑Party Claim Notice is duly given (the "Notice Period") to notify the Indemnitee whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against the Third‑Party Claim with counsel of Indemnitor's choice reasonably satisfactory to the Indemnitee.

(c)                If the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against the Third-Party Claim, then (except as provided below) the Indemnitor shall defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, shall use reasonable efforts to settle or prosecute the proceedings to a final conclusion in such a manner as to avoid the Indemnitee becoming subject to any injunctive or other equitable order for relief, and shall control the conduct of such defense.  The Indemnitor shall not be entitled to assume the defense of any Third‑Party Claim if the Third‑Party Claim is seeking relief that does not include money damages, including any type of injunctive or other equitable relief.  If the defendants named in any Third‑Party Claim include both the Indemnitor and the Indemnitee, and the Indemnitee shall have reasonably concluded, upon advice of its legal counsel, that there are legal defenses or rights available to the Indemnitee that are in conflict with those available to the Indemnitor, then the Indemnitee shall have the right to select one law firm to act, at the Indemnitor's expense, as separate counsel on behalf of the Indemnitee.  In any other case, if the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense and the Indemnitor shall provide reasonable cooperation with the Indemnitee in connection therewith.  So long as the Indemnitor is defending in good faith any such Third‑Party Claim, the Indemnitee shall not settle such Third‑Party Claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

(d)               The Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third‑Party Claim without the prior written consent of the relevant Indemnitee (which consent shall not be unreasonably withheld or delayed) unless such judgment, compromise or settlement (i) provides for the payment by the Indemnitor of money as sole relief for the claimant, (ii) results in the full and general release of the relevant Indemnitee from all liabilities arising or relating to, or in connection with, the Third‑Party Claim, and (iii) involves no finding or admission of any violation of applicable laws.

(e)                Notwithstanding anything to the contrary in the foregoing, if it is determined that a Third‑Party Claim encompasses matters for which the Indemnitee is entitled to indemnification from the Indemnitor as well as matters for which the Indemnitee is directly liable to the relevant third‑party claimant and not entitled to indemnification from the Indemnitor, then the Indemnitor shall be responsible to the relevant Indemnitee only for such Losses as to which the Indemnitee is entitled to indemnification hereunder, and the relevant Indemnitee shall be responsible for those Losses for which it is not entitled to indemnification hereunder.

(f)                 To the extent an Indemnitee itself defends a Third-Party Claim, such Indemnitee shall defend such claim in a reasonably prudent and diligent manner and in good faith. Notwithstanding anything to the contrary in this Section 11.4, to the extent an Indemnitee controls the defense of any Third-Party Claim, such Indemnitee may not consent to the entry of any judgment or enter into any compromise or settlement with respect any such claim without the prior written consent of the relevant Indemnitor (which consent shall not be unreasonably withheld or delayed).

11.5       Certain Tax Matters.  Seller, on the one hand, and Buyer, on the other hand, agree that, for Tax purposes, all payments or adjustments made by Seller, on the one hand, or Buyer, on the other, to or for the benefit of the other under any indemnity provision of this Agreement and for any misrepresentations or breaches of representations, warranties, covenants or agreements in this Agreement or any other Transaction Document, shall be treated as adjustments to the Acquisition Consideration and that such treatment shall govern for all purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise.

12.       Tax Matters.

12.1       Cooperation.   Buyer and Seller shall cooperate with respect to Tax matters.  Buyer and Seller shall provide one another with such information as is reasonably requested in order to enable the requesting party to complete and file all Tax Returns that they may be required to file with respect to the Assets or the Assumed Liabilities and the transactions contemplated hereby, or to respond to audits, inquiries or other proceedings by any Taxing Authority, and otherwise to satisfy Tax requirements.  Such cooperation shall further include (a) promptly forwarding copies of appropriate notices, forms, or other communications received from or sent to any Taxing Authority, and (b) promptly providing reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits, or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, in each case only to the extent such materials relate to the Assets, the Assumed Liabilities or the transactions contemplated hereby.

12.2       Filing Responsibility.  Seller shall prepare and timely file or cause to be timely filed all Tax Returns with respect to Taxes attributable to the Assets, the Assumed Liabilities or the ownership or operation thereof for any taxable period ending prior to the relevant Closing Date.  Buyer shall prepare and timely file or cause to be timely filed all Tax Returns attributable to the Assets, the Assumed Liabilities and the ownership or operation thereof that are required to be filed for any taxable period ending on or after the relevant Closing Date.  Buyer and Seller shall discharge all Tax liabilities shown on Tax Returns based on the assumption and allocation of Tax liabilities provided in this Agreement without regard to the party that has prepared the Tax Return, and the party responsible for payment of any amount of Taxes shown as due on a Tax Return shall pay such unpaid amount to the party filing the Tax Return no later than one business day following demand therefore by the party filing the Tax Return, accompanied by reasonably detailed calculation of such Tax obligation.

12.3       FIRPTA Certification.  At the relevant Closing, Seller agrees to provide to Buyer a certificate stating that, as of the relevant Closing Date, Seller is not a "foreign person" within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder, such certificate to be in a form reasonably acceptable to Buyer and Seller.

12.4       Other Tax Matters.   Notwithstanding anything in this Agreement to the contrary, Seller shall prepare with respect to the portion of the 2009 calendar year ending prior to the relevant Closing all forms, information and reports, and shall timely withhold, deposit and pay all amounts, required in connection with federal, state, local or foreign tax withholding, backup withholding or reporting requirements applicable to its ownership and operation of the Assets or the Assumed Liabilities (including IRS Forms 1099, 1098, 1042, 1042‑S and 945).

13.       Assignment.   This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other party hereto, which consent may be withheld in a party's sole discretion; provided, however, that either party shall be permitted to assign its rights hereunder to any affiliate of such party, or any acquiror of such party or all or substantially all of its business or assets upon at least 10 business days' prior written notice to the other party; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder.

14.       No Third‑Party Beneficiaries.   This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, and their respective permitted successors and assigns, any legal or equitable rights hereunder; provided, however, that Seller's affiliates shall be named third party beneficiaries with respect to Buyer's covenants and agreements in Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.10 and 10, and shall be entitled to enforce such provisions directly against Buyer; and provided, further, that Buyer's parent corporation shall be a named third party beneficiary with respect to Seller's covenants and agreements in Sections 6.5, 6.6, and 6.7, and shall be entitled to enforce such provisions directly against Seller.

15.       Termination.

15.1          Generally.  This Agreement may be terminated as follows:

(a)                by mutual written consent of Seller and Buyer; or

(b)               subject to the provisos below, by Seller or Buyer, upon written notice delivered to the other party hereto, if (i) the Initial Closing does not occur on or prior to September 1, 2009, or (ii) the final Closing, by which all remaining Assets are assigned to Buyer and all remaining Assumed Liabilities are assumed by Buyer, and the Conversion related thereto (collectively, the "Last Scheduled Closing"), are not completed on or prior to October 31, 2009 (or such later date as the parties may mutually agree), in either of which events (and regardless of whether Buyer or Seller is the terminating party) Buyer shall promptly (but in no event more than 2 business days following the date of such termination), deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, a termination payment (which shall not be a negative number) equal to $10,000,000, less the aggregate amount of all Base Acquisition Consideration (if any) actually paid to Seller by Buyer prior to the relevant date of termination, which payment to Seller shall be non-refundable; or

(c)                subject to the provisos below, by Buyer (i) on or prior to the Excluded Location Notice Date, if (A) Employees who are responsible, in the aggregate, for at least 25% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have not, as of the Excluded Location Notice Date or such earlier date of termination, delivered Statements of Intention to Seller and/or Buyer, and (B) Buyer has delivered to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, a termination payment of $5,000,000, or (ii) following the Excluded Location Notice Date and prior to the Initial Closing Date, if (A) Employees who are responsible, in the aggregate, for at least 25% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have not, as of the Excluded Location Notice Date, executed and delivered Statements of Intention to Seller and/or Buyer, and (B) Buyer has delivered to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, a termination payment of $10,000,000.  Such termination payments to Seller pursuant to (i) or (ii), as applicable, shall be non-refundable;

provided, however, that, in the case of a termination pursuant to Section 15.1(b), the failure to consummate the relevant Closing contemplated by Section 15.1(b) did not result from the breach in any material respect by the party seeking termination pursuant to Section 15.1(b) of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided, further, that if the Initial Closing shall have occurred, Buyer shall have no right to terminate pursuant to either Section 15.1(b) or 15.10.

15.2          Termination Prior to Initial Closing.   In the event of termination by Seller or Buyer pursuant to this Section 15 prior to consummation of the Initial Closing, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided in this Section 15.2:

(a)                Buyer shall return to Seller all documents and other information and materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(b)               all non‑public information and proprietary information received by Buyer shall be treated in accordance with the Confidentiality Agreement, Section 6.5 and Section 8.5 of this Agreement, each of which shall remain in full force and effect in accordance with the terms thereof notwithstanding the termination of this Agreement; and

(c)                the following provisions shall survive such termination in accordance with their terms:  (i) Sections 6.5, 6.7, and 6.8; (ii) Sections 8.4, 8.5, 8.6, and 8.10; (iii) Section 9.2; and (iv) Sections 13, 14, 15, 16, 17, 18, 23 and 24; and

(d)               no party or their affiliates, agents or representatives shall have any further liability or obligation hereunder other than for breach of the foregoing surviving provisions, for any pre-termination willful or intentional breach by such party of the terms and provisions of this Agreement required to be performed or complied with prior to termination, or for pre-termination breach of any payment obligations under this Agreement required to be performed or complied with prior to termination.

15.3       Termination Following Closing(s).   In the event of a termination by Seller at any time after one or more Closings shall have occurred (it being acknowledged that Buyer shall have no right of termination after the Initial Closing has occurred), nothing in this Section 15 shall invalidate the transactions that were consummated prior to such termination, and the provisions of this Agreement relating to post-Closing matters (including Sections 1.5, 1.7(d), 3.1, 3.2, 3.4, 3.6, 3.7, 6.5, 6.6, 6.7, 6.8, 6.10, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 9.1, 9.2, 10, 11,  12, 13, 14, 16, 17, 18, 23, 24, 25 and this Section 15) shall survive and remain in effect in accordance with their terms; provided, however, that the parties shall have no obligations to conduct any further Closings.

16.       Expenses.   Whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

17.       Amendments; Waiver.   No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.  No waiver will be effective unless memorialized in writing and signed by the party against whom such waiver is to be enforced, and no waiver of any breach of this Agreement will be implied from any forbearance or failure of a party to take action thereon.

18.       Notices.   All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or by facsimile (receipt confirmed), or sent, postage prepaid, by United States registered, certified, or express mail, or nationally recognized overnight courier service, and shall be deemed given when received (or refused), with written evidence of receipt (or refusal), as follows:

(a)        if to Buyer, to

Stifel, Nicolaus & Company, Incorporated
501 N. Broadway
St. Louis, Missouri 63102
Fax:  (314) 342-2115
Attention:  Ronald J. Kruszewski

with a copy to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, Missouri 63102
Telephone: (314) 259-2000
Fax:  (314) 259-2020
Attention:  James L. Nouss, Jr.
Robert J. Endicott

(b)      if to Seller, to

UBS Financial Services Inc.
1200 Harbor Boulevard, 6th Floor
Weehawken, NJ 07086-6791
Fax: (201) 272-7656
James D. Price
Head, Wealth Management
Advisor Group US

with a copy to:

UBS Financial Services Inc.
1200 Harbor Boulevard, 10th Floor

Weehawken, NJ 07086-6791
Fax: (201) 617-8483
Attention: Tracy E. Calder

and

Reitler Brown & Rosenblatt LLC

800 Third Avenue, 21st Floor

New York, New York 10022

Telephone: (212) 209-3050

Fax: (212) 371-5500
Attention: Edward G. Reitler

Any party hereto may change the address to which notices and other communications are to be delivered or sent by giving the other parties notice in the manner herein set forth.

19.       Interpretation.   In this Agreement, the Disclosure Schedule and any exhibits hereto:

(a)                words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b)               "including" means "including without limitation";

(c)                "affiliate" has the meaning set forth in Rule 12b‑2 of the General Rules and Regulations under the Exchange Act;

(d)               "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of New York;

(e)                "law" means all statutes, laws, ordinances, rules, orders, and regulations of any Governmental Entity applicable to the relevant person, event, or circumstance, as the context shall require;

(f)                 "person" means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, Governmental Entity or other entity;

(g)                the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement, the Disclosure Schedule, or any exhibits annexed hereto;

(h)                when calculating the period of time within which or following which any act is to be done or step is to be taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(i)                  all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(j)                 money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(k)               the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear, unless the context shall require otherwise;

(l)                  all references to statutes or regulations are deemed to refer to such statutes and regulations as amended from time to time or as superseded by comparable successor provisions; and

(m)              "United States" means the United States of America.

(n)        "convert" means, with respect to a  Conversion, to convert or liquidate and transfer customer accounts, customer property and/or customer information in accordance with general industry systems and practices and/or as otherwise mutually determined between the parties.

20.       Counterparts.   This Agreement may be executed in counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when counterparts (including those delivered by facsimile or electronic mail) have been signed by each of the parties and delivered to the other party.

21.       Entire Agreement.   This Agreement (including the Disclosure Schedule and the Exhibits hereto) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, other than the Confidentiality Agreement, which shall survive in accordance with its terms.

22.       Bulk Transfer Laws.  Subject to Seller's indemnification obligation pursuant to Section 11.1(a)(iii), Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws or tax laws relating to bulk transfers of any jurisdiction in connection with the transactions contemplated by this Agreement, waives any requirement of compliance with such laws, and agrees that such non-compliance does not constitute a breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement notwithstanding anything stated in Section 5, Section 11.1 or any other Section of this Agreement.

23.       Severability.   If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

24.        Governing Law; Waiver of Jury Trial.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts-of-laws principles of such state.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (A) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, IF SUCH COURT WILL NOT ACCEPT JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK), AND (B) THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY HAVE AT ANY TIME TO THE VENUE OF ANY ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND FURTHER AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES AGREE THAT NONE OF THEM WILL INSTITUTE OR SEEK TO INSTITUTE ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (OTHER THAN AN ACTION OR PROCEEDING SEEKING ENFORCEMENT OF, OR APPEALS FROM, A JUDGMENT RENDERED BY SUCH COURTS) IN ANY FORUM OTHER THAN IN SUCH COURTS.  EACH PARTY AGREES THAT ALL SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING BEFORE ANY BODY MAY BE DELIVERED TO SUCH PARTY AS PROVIDED IN SECTION 18.  EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH SERVICE SHALL BE EFFECTIVE AND BINDING IN EVERY RESPECT.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24.

25.       Disclosure Schedule.   Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

26.       Certain Conflicts.   To the extent of any conflict between the terms of this Agreement and any other Transaction Document(s), the provisions of this Agreement shall be determinative.

27.       Certain Definitions.  For the purposes of this Agreement, the following capitalized terms shall have the respective meanings assigned to them below:

"Acquired Locations" means all Business Locations other than the Business Locations listed on the schedule of Excluded Locations, attached hereto as Exhibit B-1, or on the schedule of Partially Acquired Locations, attached hereto as Exhibit B-2, as the same may be amended or updated from time to time in accordance with this Agreement.

"Branch Assets" means, with respect to any Acquired Location or Partially Acquired Location, the Assets (including Selected Branch Assets) primarily related to such Acquired Location or Partially Acquired Location to be acquired by Buyer at a Closing in connection with the transactions contemplated hereby.

"Branch Liabilities" means, with respect to any Acquired Location or Partially Acquired Location, the Assumed Liabilities primarily related to such Acquired Location or Partially Acquired Location to be assumed by Buyer at a Closing in connection with the transactions contemplated hereby.

"Customer" means a customer or client of Seller whose accounts are serviced by or credited to Employees employed from or located at a Business Location.

"Customer Contracts" means all securities brokerage and advisory services agreements, account agreements, loan and margin agreements, and other contracts between Customers and Seller or its affiliates, solely to the extent primarily serviced or performed by or credited to Employees employed from or located at the Business Locations.  For the avoidance of doubt, Customer Contracts shall not include distribution, underwriting or placement agency agreements, including mutual fund contracts, shareholder servicing contracts, sub-transfer agreements, or revenue sharing contracts related to or affecting any Customers.

"Eligible Customer" means a Customer who is or which is not an Excluded Customer and whose accounts are primarily serviced by or primarily credited to an Eligible Employee following the Excluded Location Notice Date.

"Eligible Employee" means an Employee who is not an Excluded Employee and who is primarily employed by Seller at an Acquired Location or a Partially Acquired Location following the Excluded Location Notice Date.

"Employee Contracts" all employment, compensation, loan, retention, termination and severance agreements, and other contracts, agreements and instruments (including "Employee Forgivable Loan" documents and any related "transaction" agreements) relating to the ongoing employment relationships and compensation of Employees, excluding (a) Seller's Plans, other benefits plans, programs or policies of Seller or its affiliates, and contracts and agreements thereunder or entered into pursuant thereto, (b) any and all rights of Seller and/or its affiliates pursuant to or under any and all non-competition, non-solicitation, non-disclosure, non-disparagement, and/or intellectual property and proprietary rights ownership and assignment covenants or agreements with Employees, and (c) Seller's and its affiliates' rights under Employee Releases.

"Excluded ARS Prospectuses" means the ARS Rights Offer Prospectuses for Auction Rate Securities Rights Series A-1, A-2, B-1, B-2, C-1, C-2, and G, dated October 7, 2008, as amended.

"Financial Advisor" means, with respect to Buyer or Seller (as the case may be), any employee thereof who is a (a) registered financial advisor, investment associate, or other equivalent employee of the relevant employer (i) to whom production is credited for compensation purposes by the relevant employer, and (ii) whose primary duties involve servicing retail brokerage customers, or (b) retail branch manager of the relevant employer; provided, however, that asset management and investment banking personnel shall not be deemed to be Financial Advisors.

"GAAP" means generally accepted accounting principles in the United States, and parties in effect from time to time applied consistently throughout the periods involved.

"Knowledge":

"Knowledge of Seller" or a similar phrase means the actual knowledge of those officers of Seller set forth on Exhibit F, which in each case shall be deemed to include the knowledge any such person would have had if he or she had made a reasonable inquiry.  The words "know," "knowing" and "known" shall be construed accordingly.

"Knowledge of Buyer" or a similar phrase means the actual knowledge of those officers of Buyer set forth in Exhibit G, which in each case shall be deemed to include the knowledge any such person would have had if he or she had made a reasonable inquiry.  The words "know," "knowing" and "known" shall be construed accordingly.

"Losses" means all damages, liabilities, awards, judgments, losses or costs and expenses, interest and penalties that are actually paid by, imposed upon, or otherwise suffered or incurred by, an Indemnitee (including reasonable attorneys' and consultants' fees and expenses).

"Material Adverse Effect" means any event, change, effect, fact, circumstance or other occurrence that, individually or in the aggregate, is materially adverse to (a) the operations or condition (financial or otherwise) of the Assets or Assumed Liabilities taken as a whole, other than any such change or effect to the extent resulting from (i) any change, event, fact, circumstance or occurrence generally affecting the industry in which the Business is operated; (ii) general economic or securities market conditions in the United States or internationally; (iii) changes in laws, regulations, or accounting principles applicable to the Business, the Assets or the Assumed Liabilities; (iv) natural disasters or acts of terrorism or war (whether or not declared); (v) the public announcement of this Agreement; (vi) the loss of any employees, officers, managers, brokers, financial advisors, consultants, customers, client, business, value or following the announcement of this Agreement or the transactions contemplated hereby; or (vii) any action or omission of Buyer, or (b) the ability of Seller to perform, in general, its obligations under this Agreement or to consummate the transactions contemplated hereby.

"Selected Branch Assets" means, with respect to a Partially Acquired Location, Transferred Employee Contracts, Transferred Employee Indebtedness, Transferred Customer Contracts, Transferred Customer Indebtedness, Transferred Customer Property, and prepaid Taxes, compensation and expenses related exclusively to the foregoing Selected Branch Assets, and balances under Seller's Flex Plans related exclusively to the foregoing Selected Branch Assets, but specifically excluding Excluded Branch Assets in each case (as more specifically described in Section 1.1).

"Transferred Customer" means an Eligible Customer who or which consents to assignment of his, her or its Customer Contracts, Customer Indebtedness, Customer Property and related accounts to Buyer as provided in Section 6.4, if, and as of the time and date when, the Branch Assets (including the relevant Customer's Customer Contracts, Customer Indebtedness and Customer Property) and Branch Liabilities related to the Acquired Location or Partially Acquired Location at or to which such Customer's Customer Contracts are primarily serviced or credited is acquired by Buyer at a Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed by their duly authorized representatives as of the date first written above.

SELLER: UBS FINANCIAL SERVICES INC. By: Name: James D. Price Title: Head, Wealth Management Advisor Group, US

By: Name: Diane Frimmel Title: Chief Operations Officer

BUYER: Stifel, Nicolaus & Company, Incorporated By: Name: Title:
By: Name: Title: